Exhibit 99.1

Carriage Services Announces Record Fourth Quarter and Full Year 2021 Results

HOUSTON – February 23, 2022 – (GLOBE NEWSWIRE) Carriage Services, Inc. (NYSE: CSV) today announced results for the fourth quarter and year ended December 31, 2021.

•	Full Year Performance Release Represents 2021 Shareholder Letter;

•	Carlos Quezada promoted to President and Chief Operating Officer;

•	Fourth Quarter Revenue of $95.9 million, GAAP Diluted EPS of $0.77 and Adjusted Diluted EPS of $0.78;

•	Full Year Revenue of $375.9 million, GAAP Diluted EPS of $1.81 and Adjusted Diluted EPS of $3.02;

•	Full Year Adjusted Free Cash Flow of $75.7 million; Net Operating Cash Flow of $84.2 million;

•	Issues new Three Year Roughly Right Ranges Performance Scenario through 2024 with a likely Capital Allocation Scenario and Share Price Valuation Ranges for each year;

•	Invested $142.5 million since May 13, 2021 to repurchase 2.9 million shares (16.0% of outstanding at $49.01 per share);

•	Board approved a new $75 million authorization for Stock Repurchase Program; and

•	Increase of $5 per share in Intrinsic Value Roughly Right Range to $70 to $80 per share.

Mel Payne, Chairman and CEO, stated, “Our funeral and cemetery portfolio revenue and earnings momentum continued through the fourth quarter of 2021 with record revenue of $95.9 million (up 6.5%) and record Adjusted Diluted EPS of $0.78 (up 36.8%) despite a tough comparison with our fourth quarter of last year because of a spike in COVID-19 deaths, especially in California beginning in December 2020 through January 2021. The other good news is that our GAAP Diluted EPS for the fourth quarter of $0.77 was essentially equal to our Adjusted Diluted EPS after the “noisy Non-GAAP addbacks” during the last several years, which should continue to be the case in most quarters in the future. Our full year revenue was a record $375.9 million (up 14.1%) while Adjusted Diluted EPS increased 62.4% from $1.86 per share in 2020 to $3.02 per share in 2021 (GAAP Diluted EPS of $1.81, up 68.6%), which like night follows day led to our share price more than doubling from $31.32 at year-end 2020 to $64.44 at year-end 2021. In other words, our 2021 performance during the continuing COVID-19 Pandemic was in perfect alignment with our annual theme of:

CARRIAGE SERVICES 2021: ACCELERATING HIGH PERFORMANCE FLYWHEEL EFFECT!

After we raised our Roughly Right Range of Intrinsic Value by $10 per share to $65 to $75 per share in our third quarter earnings release dated October 27, 2021, we continued to aggressively buy our shares into the end of the year. Since our senior notes refinancing on May 13, 2021, we have repurchased a little over 2.9 million shares (16.0% of total outstanding) for about $142.5 million or $49.01 per share, $26 per share or 34.7% below the $75 per share midpoint of our increased Intrinsic Value Per Share Roughly Right Range of $70 to $80 per share. So long as Mr. Market Rodney Dangerfield continues to significantly undervalue the ownership and future prospects of our company, we will continue to prioritize share repurchases within the Capital Allocation Framework of High Return On Invested Capital uses of our increasing Free Cash Flow.

As I have previously stated often externally and “at all times” internally, Carriage is defined by our unique Standards Operating Model and High Performance Culture Framework for operating and consolidating the highly fragmented funeral and cemetery industry. Our success as a consolidation platform is driven by a customized data-based language of High Performance Standards whose relevance and oversight for each funeral and cemetery business in our portfolio is provided by the “Best of the Best” Managing Partners who currently serve on our eleven-member Standards Council.

When executed to a high degree of “Standards Achievement” by most of our Managing Partners most of the time, our Funeral and Cemetery Standards deliver high and sustainable operating and financial performance over both the short term (one year) and long term (five years) while requiring continuous improvement to drive market share growth, as we always update our Rolling Four Quarter Performance Outlook each quarter and our Five Year Roughly

Right Ranges Performance Scenario at the beginning of each year. Moreover, all our leaders in both our individual businesses and field and Houston Support Center roles are 100% aligned with one-year and five-year high performance financial and recognition incentives that also align perfectly with superior long term compounded returns for our shareholders.

In my 2016 Shareholder Letter titled 1991-2016: The Evolution of Our Learning Journey, it took forty-four pages for me to cover the first twenty-five years of Carriage and the evolution of the idea of a Funeral Standards Operating Model beginning in August 2003. In my 2020 Shareholder Letter titled A Tale of High Performance Transformation, it took fifty-one pages for me to cover the amazing transformation of Carriage since I had to once again step back into the role of Chief Operating Officer in September 2018. This full year 2021 earnings release will also for the first time represent our 2021 Shareholder Letter, covering the remarkable High Performance Transformation in our cemetery portfolio, funeral portfolio, realignment of short and long term incentives with sustained high operating and financial performance standards, as well as transformation and cultural alignment of our Houston Support Center Departments and Teams from 2018 to 2021. I will begin by sharing the highlights of our 2021 year and record performance in all areas of our company.

The greatest strategic achievement of this past year was that I formally established on June 2, 2021 a succession plan format for the future Executive Leaders of Carriage when I am no longer here, although I have no plans or health reasons to not be here serving as Chairman and CEO over the next five to ten years of optimum value creation. On June 2, 2021 (extensive press release on their individual backgrounds and qualifications), I promoted Carlos Quezada to Executive Vice President and Chief Operating Officer, Steve Metzger to Executive Vice President and Chief Administrative Officer, and Ben Brink to Executive Vice President and Principal Financial Officer in addition to their other responsibilities and roles, and to membership in our new Strategic Vision and Principles Group (SVPG) chaired by me.

Based on his amazing achievements and contributions that Carlos has made to Carriage since joining our Good To Great Journey on June 26, 2020, I am very honored to announce that he has also been promoted to President and Chief Operating Officer effective today. I got the biggest promotion with these succession plan moves, as I can now allocate my time to its highest and best use, which I view as developing Carlos, Steve and Ben to be the future Executive Leaders of Carriage, as well as mentoring them on optimizing long term shareholder value creation through wise, savvy, flexible and highly disciplined Capital Allocation as covered so brilliantly in the 2012 book The Outsiders by Will Thorndike.

After co-founding Carriage at 48 years young on June 1, 1991, the company has finally evolved after more than thirty years into a Being The Best Mission/Vision Company in our industry. Yet only now do I believe that as an equity investment “The Best Is Yet To Come.” Accordingly, I will begin this 2021 Shareholder Letter with the analogy of Carriage on February 23, 2022 to that of London at the height of the British Empire in the timeframe 1775-1792, as depicted by Charles Dickens in his famous 1859 novel of historical fiction “A Tale of Two Cities,” whose vivid descriptions are shown below (as compared to Paris and France in the timeframe).

1775-1792 London	2020-2030 Carriage

Best of Times
Age of Wisdom
Epoch of Belief
Season of Light
Spring of Hope
Everything Before Us

Center of Learning	High Performance CSV
Center of Commerce	CSV Good To Great Journey
British Empire Peak	CSV Premium High Valuation
CSV Built To Last Future

Carriage’s future is perfectly captured by the vivid descriptions of London, as our leaders are passionately committed to an “Epoch of Belief in Themselves, Belief in Each Other and Belief in the Power of People Through

Individual Initiative and Teamwork.” Which together has created an “UNBREAKABLE UNION OF BELIEF” throughout Carriage that after thirty years of innovative business model and organizational development evolution, we have entered the “Best of Times with Everything Before Us!”

The balance of this 2021 Shareholder Letter has been a collaboration between myself, Carlos, Steve and Ben as the four members of SVPG, putting TRUTH to my earlier assertion that I got the biggest promotion. Much of the content in certain specific and highly relevant areas and reporting sections covered in this letter has never been shown publicly in such transparent detail, particularly as trends over five full years including Pre-COVID years, which is intended along with “takeaway insights” by SVPG members to provide a greater understanding of our past, present and likely future performance.

But more profoundly important and rare in this Shareholder Letter is that we will also present total consolidated performance ranges of what our High Performance Transformation is expected to look like over the next three years under a likely Capital Allocation Scenario, and for the first time what our shares could potentially be worth each year with continued outstanding execution of our three core models. The Table of Contents for this Shareholder Letter is shown below sequentially in sections covered by each SVPG member:

TABLE OF CONTENTS

Mel Payne:		Page Numbers
1.	Fourth Quarter and Full Year Comparative Performance Highlights;	4-5

2.	Two Major Strategic Achievements in 2021/Public Deathcare Sector 2022 Versus 1990’s;	5-6

3.	Three Year Roughly Right Ranges Performance Scenario with likely Capital Allocation Scenario;	7-9

4.	Good To Great II Update and Conceptual Value Creation Performance Alignment;	10

5.	Some Final Thoughts About Carriage and The Nature of Being A Public Company.	11-12

Carlos Quezada:		Page Numbers
6.	Five Quarter Trend Report Ending December 31, 2021;	12-14

7.	Same Store Funeral Revenue Monthly Trends and Drivers Seven Months Ending January 2022;	15

8.	Five Year Same Store Cemetery Detailed Trend Report and Summary Cemetery Acquisition Data;	16-17

9.	Operating Organization Structure/Talent and Conceptual Vision Update	18-21

Steve Metzger:		Page Numbers
10.	Update on Strategic Acquisition Activity Growth Outlook;	21

11.	Five Year Same Store Funeral Performance/Incentive Compensation and Recognition Alignment Trends;	21-26

12.	Support Center Organization Structure/Talent and Conceptual Vision Update	26-27

Ben Brink:		Page Numbers
13.	Free Cash Flow and Leverage Update;	28-29

14.	Capital Allocation Priority Update;	29-30

15.	Trust Fund Performance/Impact on Financial Revenue and Earnings;	30-33

16.	Finance Organization Structure/Talent And Conceptual Vision Update;	34

17.	Updated and Increased Intrinsic Value Per Share Range;	35

18.	Final Thoughts About “Getting To The Other Side”;	35

19.	2021 One Year Being The Best Pinnacle/Five Year Good To Great Winners	36-38

FOURTH QUARTER AND FULL YEAR COMPARATIVE PERFORMANCE HIGHLIGHTS

Fourth Quarter 2021 Comparative Performance Highlights

•	Total Revenue(1) of $95.9 million, an increase of $5.8 million or 6.5%;

•	GAAP Funeral Operating Income of $23.2 million, an increase of $3.7 million or 19.1%;

•	GAAP Funeral Operating Income Margin of 33.3%, an increase of 420 basis points;

•	GAAP Cemetery Operating Income of $9.9 million, an increase of $1.5 million or 17.5%;

•	GAAP Cemetery Operating Income Margin of 37.5%, an increase of 130 basis points;

•	GAAP Net Income of $13.3 million, an increase of $5.0 million or 59.6%;

•	GAAP Net Income Margin of 13.9%, an increase of 460 basis points;

•	GAAP Diluted EPS of $0.77, an increase of $0.31 or 67.4%;

•	GAAP Net Cash Provided by Operating Activities of $14.5 million, a decrease of 3.6%; and

•	GAAP Net Cash Provided by Operating Activities as a percentage of Total Revenue of 15.2%, a decrease of 160 basis points.

•	Same Store Funeral Revenue of $55.3 million, an increase of $2.7 million or 5.1%;

•	Acquisition Funeral Revenue of $10.0 million, an increase of $0.6 million or 6.8%;

•	Same Store Cemetery Revenue of $16.3 million, an increase of $1.5 million or 9.9%;

•	Acquisition Cemetery Revenue of $6.3 million, an increase of $0.8 million or 14.6%;

•	Financial Revenue of $6.2 million, an increase of $0.9 million or 17.1%;

•	Total Field EBITDA of $44.2 million, an increase of $2.9 million or 6.9%;

•	Total Field EBITDA Margin of 46.1%, an increase of 20 basis points;

•	Adjusted Consolidated EBITDA of $30.4 million, an increase of $2.1 million or 7.4%;

•	Adjusted Consolidated EBITDA Margin of 31.7%, an increase of 30 basis points;

•	Adjusted Diluted EPS of $0.78, an increase of $0.21 or 36.8%;

•	Adjusted Free Cash Flow of $10.3 million, a decrease of $1.6 million or 13.2%; and

•	Adjusted Free Cash Flow Margin of 10.7%, a decrease of 250 basis points.

Full Year 2021 Comparative Performance Highlights

•	Total Revenue(1) of $375.9 million, an increase of $46.4 million or 14.1%;

•	GAAP Funeral Operating Income of $88.6 million, an increase of $31.0 million or 53.7%;

•	GAAP Funeral Operating Income Margin of 32.8%, an increase of 970 basis points;

•	GAAP Cemetery Operating Income of $40.4 million, an increase of $13.5 million or 50.2%;

•	GAAP Cemetery Operating Income Margin of 38.1%, an increase of 470 basis points;

•	GAAP Net Income of $33.2 million, an increase of $17.1 million or 106.1%;

•	GAAP Net Income Margin of 8.8%, an increase of 390 basis points;

•	GAAP Diluted EPS of $1.81, an increase of $0.92 or 103.4%;

•	GAAP Net Cash Provided by Operating Activities of $84.2 million, an increase of 1.6%; and

•	GAAP Net Cash Provided by Operating Activities as a percentage of Total Revenue of 22.4%, a decrease of 280 basis points.

•	Same Store Funeral Contracts of 41,307, an increase of 3,505 or 9.3%;

•	Same Store Funeral Revenue of $215.0 million, an increase of $23.3 million or 12.1%;

•	Same Store Funeral Field EBITDA of $93.0 million, an increase of $13.2 million or 16.5%;

•	Same Store Funeral Field EBITDA Margin of 43.3%, an increase of 170 basis points;

•	Acquisition Funeral Revenue of $38.0 million, an increase of $2.6 million or 7.2%;

•	Acquisition Funeral Field EBITDA of $16.0 million, an increase of $2.4 million or 17.5%;

•	Acquisition Funeral Field EBITDA Margin of 42.1%, an increase of 370 basis points;

•	Same Store Cemetery Revenue of $64.2 million, an increase of $12.4 million or 24.0%;

•	Same Store Cemetery Field EBITDA of $27.0 million, an increase of $7.5 million or 38.5%;

•	Same Store Cemetery Field EBITDA Margin of 42.1%, an increase of 440 basis points;

•	Acquisition Cemetery Revenue of $27.8 million, an increase of $10.2 million or 58.3%;

•	Acquisition Cemetery Field EBITDA of $15.5 million, an increase of $8.4 million or 117.8%;

•	Acquisition Cemetery Field EBITDA Margin of 55.8%, an increase of 1,530 basis points;

•	Financial Revenue of $22.9 million, an increase of $3.0 million or 15.2%;

•	Financial Field EBITDA of $21.4 million, an increase of $2.8 million or 15.1%;

•	Financial Field EBITDA Margin of 93.2%, a decrease of 10 basis points;

•	Total Field EBITDA of $174.6 million, an increase of $32.7 million or 23.0%;

•	Total Field EBITDA Margin of 46.5%, an increase of 340 basis points;

•	Adjusted Consolidated EBITDA of $126.2 million, an increase of $21.9 million or 21.0%;

•	Adjusted Consolidated EBITDA Margin of 33.6%, an increase of 200 basis points;

•	Adjusted Diluted EPS of $3.02, an increase of $1.16 or 62.4%;

•	Adjusted Free Cash Flow of $75.7 million, an increase of $5.7 million or 8.2%;

•	Adjusted Free Cash Flow Margin of 20.1%, a decrease of 110 basis points;

•	Adjusted Proforma Free Cash Flow of $79.7 million, an increase of $9.7 million or 13.9%;

•	Adjusted Proforma Free Cash Flow Margin of 21.2%, the same as 2020; and

•	Total Debt Outstanding to Adjusted Consolidated EBITDA Ratio of 4.5 times at 12/31/21, 4.38 times at February 23, 2022.

(1)

Total Revenue is comprised of Same Store Funeral Revenue, Acquisition Funeral Revenue, Same Store Cemetery Revenue, Acquisition Cemetery Revenue, Divested Revenue, Ancillary Revenue and Financial Revenue. The most comparable GAAP measures to the Non-GAAP measures presented in this table can be found in the Reconciliation of Non-GAAP Financial Measures section of this press release.

After navigating through the uncertainty, fear and extraordinary challenges of the first year of the COVID-19 Pandemic in 2020 to a record performance, our Operating and Field Support Teams together with our Managing Partners, Sales Managers and their Being The Best Employee Teams, supported as always by our Houston Support Center Teams “come hell or high water,” adapted and thrived through subsequent COVID Variants and delivered a second record performance during 2021 in all five Field Reporting Segments. Our revenue and profit momentum from our third quarter of 2021 carried through the end of the year and actually accelerated in December 2021 and into January 2022 against what we expected would be almost impossibly high performance comparisons to December 2020 and January 2021, which will be covered in detail later in this release.

TWO MAJOR STRATEGIC ACHIEVEMENTS/ PUBLIC DEATHCARE SECTOR 2022 VERSUS 1990’S

There were two major strategic achievements in 2021 that position Carriage for continued, even extraordinary success over the next seven years as a superior operating, consolidation and especially shareholder value creation platform in the highly fragmented funeral and cemetery industry. The first major strategic achievement was the formation of SVPG on June 2, 2021 as my Founder’s Vision succession plan. The second major strategic achievement was completion of a refinancing on May 13, 2021 of $400 million of 6.625% eight-year senior notes due 2026 with a new $400 million of 4.25% eight-year senior notes due May 2029, which along with our amended and restated $150 million five-year bank revolving credit facility provides Carriage with a long term, low rate capital structure that was the last piece of a complete transformation of Carriage into a Free Cash Flow Machine.

Carriage now has the Free Cash Flow sustainable earnings power, forecast to be about $82 million to $86 million in 2022, to self-finance a meaningful highly selective acquisition growth strategy without becoming over-leveraged, as we have proven since the beginning of 2020 that we can deleverage our balance sheet rapidly even in adverse environments.

I know of no other sector (can’t think of any but curious to know a sector and company name) where over the last twenty years the number of domestic public deathcare consolidation companies have shrunk from five to two (SCI and CSV), and both of us have materially shrunk our outstanding share count (SCI by over 50%, CSV by 41%) while growing steadily and sometimes in spurts financed mostly by Free Cash Flow (SCI consolidated Alderwoods in 2006, Keystone in 2010 and Stewart Enterprises in 2013; CSV made four large strategic, transformative acquisitions at the end of 2019). Our credit profiles have substantially improved throughout this timeframe and are second to none in the high yield category (Junk label is a Joke!), as the last time an investor lost money on deathcare debt because of a payment default was when Loewen Group out of Canada filed for bankruptcy in June 1999.

Both SCI and Carriage have become excellent Free Cash Flow operators and consolidators over the last twenty years at a time when all those revenue elements not under our control such as death rates, cremation/burial mix changes (cremation market share easier to take from competition), customer value perception of funeral ritual and of preplanning funeral and cemetery details, value perception of cremations with personalized services, etc., have switched from being secular revenue winds in our face and turned decidedly to revenue trends that are in our favor. Consequently, the outlook for long-term organic revenue growth for Carriage both in our funeral and cemetery portfolio has never been better or higher.

When Stewart Enterprises was acquired by SCI for $1.17 billion ($13.25 per share) plus assumption of debt in 2013, it had about 88 million fully diluted shares outstanding, $526.9 million in Revenue and $115.5 million in Adjusted Consolidated EBITDA equal to an Adjusted Consolidated EBITDA Margin of 21.9%. After repurchasing approximately 2.9 million shares in 2021, Carriage currently has 16.5 million fully diluted GAAP shares outstanding, Total Revenue of about $376 million in 2021, Adjusted Consolidated EBITDA of $126.2 million (Adjusted Consolidated EBITDA Margin of 33.6%), and Proforma Free Cash Flow of $79.7 million. Our Proforma Free Cash Flow Margin of 21.2% in 2021 was almost equal to the Adjusted Consolidated EBITDA Margin of Stewart Enterprises when it sold to SCI in 2013. Now that’s the definition of a CSV Free Cash Flow Machine!

During the 1990’s, all five domestic deathcare consolidation companies needed (lots of) external bank debt and secondary equity offerings (No FCF For Nobody At No Time!) to execute an aggressive growth by acquisition consolidation mania that crashed in early 1999 (No Capital For Nobody At No Time!). Carriage now produces each year from Free Cash Flow the equivalent of an $80 million plus secondary equity offering, the “Cash Capital Proceeds” of which are allocated to optimize Intrinsic Value Per Share. Whereas the last secondary common equity offering in our domestic sector was by Stewart Enterprises in February 1999 when they issued $219.1 million at about $16.75 per share (13.6 million shares) to save the company from bankruptcy. In other words, Stewart Enterprises issued almost as many shares in one offering for desperation defense than we currently have outstanding!

After the milestone high performance achievements of the last three years, Carriage for the first time in our 30 year history is in a “Value Creation Sweetspot” with an accelerating offense from Free Cash Flow and a Capital Allocation Strategy that produces balanced and highly profitable revenue growth over a base of fewer common shares outstanding, which in turn should create higher compounded rates of growth in Intrinsic Value Per Share for many years into the future. Now that’s the definition of a CSV High Performance Value Creation Transformation!

THREE YEAR ROUGHLY RIGHT RANGES PERFORMANCE SCENARIO 2020 - 2022 COMPARED TO 2022 - 2024

After partially turning around performance trends in our funeral portfolio during 2019, we made four large strategic acquisitions at the end of 2019 and beginning of 2020, three of which were large funeral/cemetery combination businesses. In our year-end 2019 earnings release on February 19, 2020, I made the following statements shown below:

“Reflecting back on Carriage’s performance decline in 2018, the performance turnaround we have already achieved, and the performance milestones we will achieve over the next three years, our company will have executed what we believe in hindsight will be viewed as a complete Carriage Leadership, Portfolio High Performance, Balance Sheet, Earnings and Free Cash Flow Transformation as a Value Creation Platform.

Shown below is an expanded Milestone Three Year Roughly Right Scenario for 2020 to 2022 demonstrating the shareholder value creation opportunity.”

INITIAL THREE YEAR ROUGHLY RIGHT RANGES SCENARIO DATED FEBRUARY 19, 2020 (MILLIONS)
Performance Outlook Scenario	Years Ending December 31 (Actual Performance in Parentheses)			2022 Performance Range
	2019(A)	2020(A)	2021(A)	2022 - 2/19/20	2022 - 2/23/22
Total Revenue	$274.1	$315 - $319 ($329.4)	$320 - $324 ($375.9)	$328 - $332	$380 - $390
Total Field EBITDA	$109.8	$127 - $131 ($141.9)	$133 - $137 ($174.6)	$139 - $144	$178 - $184
Total Field EBITDA Margin	40.0%	40% - 41% (43.1%)	41% - 42% (46.5%)	42% - 43%	46% - 47%
Adj. Consol. EBITDA	$76.6	$92 - $96 ($104.3)	$97 - $101 ($126.2)	$102 - $106	$128 - $133
Adj. Consol. EBITDA Margin	27.9%	29% - 30% (31.6%)	30% - 31% (33.6%)	31% - 32%	33.5% - 34.5%
Adjusted Diluted EPS	$1.25	$1.55 - $1.65 ($1.86)	$1.92 - $2.10 ($3.02)	$2.25 - $2.40	$3.55 - $3.65
Shares Outstanding	18.0	18.1	18.3	—	16.2
Adjusted Free Cash Flow	$38.8	$42 - $45 ($70.0)	$53 - $56 ($75.7)	$60 - $63	$82 - $86
Total Debt Outstanding	$534.0(1)	$480 - $490 ($461.1)	$440 - $450 ($565.4)	$390 - $440	$560 - $570
Total Debt to EBITDA Multiple	7.0(2)	5.0 - 5.2 (4.4)	4.3 - 4.5 (4.5)	3.8 - 4.0	4.1 - 4.4

(1)	January 3, 2020 acquisition of Oakmont Memorial Park & Mortuary and peak debt.
(2)	Does not include Proforma EBITDA for acquisitions.

The most comparable GAAP measures to the Non-GAAP measures presented in this table can be found in the Reconciliation of Non-GAAP Financial Measures section of this press release.

Shown below is our new Three Year Roughly Right Ranges Performance Scenario dated February 23, 2022 (new 2022 shown in table above as comparison to old) with a likely Capital Allocation Scenario together with potential Share Price Ranges for each year using three different valuation methodologies. Because our company is already performing at such a high level in every “meter moving performance metric,” and we have already repurchased 16%

of CSV ownership since May 13, 2021, we have biased this likely Base Case Capital Allocation Strategy toward selective acquisitions in the second half of 2022 and thereafter in 2023 and 2024, as outlined below:

FREE CASH FLOW CAPITAL ALLOCATION BY CATEGORY BY YEAR
Category Percentage Free Cash Flow (%)	2022	2023	2024
Free Cash Flow Range (Millions)	$82 - $86	$86 - $90	$94 - $100
Growth Capex	13%	15%	15%
• Funeral	3%	3%	3%
• Cemetery	10%	12%	12%
Acquisition	38%	76%	76%
• Funeral	23%	46%	46%
• Cemetery	15%	30%	30%
Share Repurchase	40%	—	—
Dividends	9%	9%	9%
Debt Repayment	—	—	—
Total % Free Cash Flow	100%	100%	100%

Shown below are tables reflecting our new Three Year Roughly Right Ranges Performance Scenario as of February 23, 2022, with our likely Capital Allocation Scenario by year from the prior page and share price ranges for each year using reasonable benchmark valuation multiples for our industry.

THREE YEAR ROUGHLY RIGHT RANGES PERFORMANCE SCENARIO 2022 THROUGH 2024
Performance Outlook Ranges	Actual Performance			Three Year Scenario
Yrs. Ending 12/31 (Millions)	2019A	2020A	2021A	2022	2023	2024	CAGR
Total Revenue	$274.1	$329.4	$375.9	$380 - $390	$410 - $420	$450 - $460	10.7%
Total Field EBITDA	$109.8	$141.9	$174.6	$178 - $184	$190 - $200	$210 - $220	14.4%
Total Field EBITDA Margin	40.0%	43.1%	46.5%	46% - 47%	46.5% - 47.5%	47% - 48%	3.5%
Adj. Consol. EBITDA	$76.6	$104.3	$126.2	$128 - $133	$140 - $145	$155 - $160	15.5%
Adj. Consol. EBITDA Margin	27.9%	31.6%	33.6%	33.5% - 34.5%	33.5% - 34.5%	34% - 35%	4.3%
Adjusted Diluted EPS	$1.25	$1.86	$3.02	$3.55 - $3.65	$3.90 - $4.00	$4.40 - $4.50	28.9%
Diluted Shares Outstanding	18.0	18.1	18.3	16.2	16.5	16.7	(1.5%)
Adjusted Free Cash Flow	$38.8	$70.0	$75.7	$82 - $86	$86 - $90	$94 - $100	20.1%
Adj. Free Cash Flow Margin	14.2%	21.2%	20.1%	21.0% - 22.0%	21.0% - 22.0%	21.0% - 22.0%	8.7%
Total Debt Outstanding	$534.0(1)	$461.1	$565.4	$560 - $570	$560 - $580	$570 - $590	1.7%
Total Debt to EBITDA Ratio	7.0(2)	4.4	4.5	4.1 - 4.4	3.8 - 4.2	3.8 - 4.2	(10.6%)

(1)	January 3, 2020 acquisition of Oakmont Memorial Park & Mortuary and peak debt.
(2)	Does not include Proforma EBITDA for acquisitions.

The most comparable GAAP measures to the Non-GAAP measures presented in this table can be found in the Reconciliation of Non-GAAP Financial Measures section of this press release.

SHARE PRICE VALUATION METHODOLOGIES – POTENTIAL SHARE PRICE RANGES

5 Year Enterprise Valuation Methodologies	Potential Performance at Valuation Multiples			Three Year Scenario
		2020	2021	2022	2023	2024	CAGR
EV / EBITDA Multiple	11	$38.09	$44.65	$53.45	$61.92	$71.04	16.9%
EV / EBITDA Multiple	12	$43.88	$51.54	$61.46	$70.66	$80.54	16.4%
EV / EBITDA Multiple	13	$49.67	$58.43	$69.47	$79.40	$90.05	16.0%
EV / EBITDA Multiple	14	$55.47	$65.32	$77.48	$88.13	$99.55	15.7%
EV / EBITDA Multiple	15	$61.26	$72.20	$85.49	$96.87	$109.05	15.5%

5 Year P/E Valuation Matrix	Potential Performance at Valuation Multiples			Three Year Scenario
		2020	2021	2022	2023	2024	CAGR
P/E Multiple	15	$27.59	$45.12	$53.75	$59.10	$66.63	24.7%
P/E Multiple	20	$36.79	$60.17	$71.66	$78.81	$88.84	24.7%
P/E Multiple	25	$45.99	$75.21	$89.58	$98.51	$111.06	24.7%

5 Year FCF Valuation Matrix	Potential Performance at Valuation Multiples			Three Year Scenario
		2020	2021	2022	2023	2024	CAGR
Free Cash Flow Equity Yield	8%	$48.61	$51.41	$66.86	$67.29	$74.88	11.4%
Free Cash Flow Equity Yield	7%	$55.56	$58.75	$76.42	$76.91	$85.58	11.4%
Free Cash Flow Equity Yield	6%	$64.81	$68.55	$89.15	$89.72	$99.84	11.4%
Free Cash Flow Equity Yield	5%	$77.78	$82.26	$106.98	$107.67	$119.81	11.4%

Actual Share Price Range	Actual Share Price Range			Three Year Scenario
Carriage Services (CSV)	N/A	$13.80-$31.40	$30.97-$65.91	?	?	?

I am truly amazed at the wide spread of 52-week high and low common share prices each year for most public companies, which is often in a range of 20% - 40% and frequently much more each year, often when nothing material has changed fundamentally in the company’s performance or outlook. This phenomenon is apparent in the CSV share price potential ranges shown on the previous page for 2020 and 2021 using actual performance metrics and various degrees of valuation multiples each year. Our share price had wild swings in both 2020 (way, way down in the COVID market crash, then way up to above $30 per share for the first time) and 2021 (up 105.7% mostly in the last quarter). Yet our share price only got close to our opinion of the Roughly Right Range of Intrinsic Value Per Share at the time ($65 to $75) late in 2021 before declining over 20% to under $50 per share in the highly volatile downward market since the beginning of 2022.

Which is why in our May 13, 2021 press release on our senior notes refinancing at a rate of 4.25%, I referred to our bond pricing as Tom Brady Pricing whereas our equity pricing was akin to Rodney Dangerfield Pricing, both then and now. Our FCF Equity Yield was 10.8% then, is 9.8% now using 2021 Proforma Free Cash Flow of $79.7 million and 16.5 million fully diluted shares, and will be about 10.4% at today’s share price of $49 using the $84 million midpoint of the 2022 Roughly Right Range of Free Cash Flow.

As the tables reflect, our share price potential upside over the next three years is huge with the possibility that we could double our current price by the end of 2024 as we continue to execute at a very high level of operating and financial performance, and Mr. Market begins to price our high performance and future prospects into today’s share price through an expansion of our (lowest in class) valuation multiples. As the saying goes, “Beauty (and valuation multiples) are in the eyes of the beholder!”

Of course we cannot predict what external factors might impact domestic and international equity and debt markets including valuation multiples given the continuing economic uncertainty relating to the COVID-19 Pandemic, rapidly rising inflation and interest rates, geopolitical minefields (Russia and Ukraine, China and Taiwan, etc.) that seem to be popping up across the world, new Black Swan Events (Don’t Look Up!), etc. But speaking as a 10% owner of Carriage with my wife and two adult children, CSV is looking downright “Gorgeous!”

However, if Mr. Market assigns a substantially discounted price to our opinion of Intrinsic Value Per Share relative to sector benchmark peers for external reasons that aren’t linked to and therefore don’t materially impact the upward trend and sustainability of the Roughly Right Ranges of Performance Metrics in our Three Year Scenario through 2024, then we will simply increase the amount of Capital Allocation for share repurchases, knowing that Mr. Market Rodney Dangerfield is back on the job offering us a deal to increase our ownership in CSV on the cheap!

The last three years of Transformative High Performance at Carriage have been absolutely “PROOF OF CONCEPT” years for the counterintuitive ideas and concepts that we have been evolving since 2003 centered around “Radical Decentralization and Partnership” of how best to operate and consolidate a highly fragmented industry. We have a sense of pride and achievement that our company is positioned for future success like never before, anchored heavily by experience and learning from mistakes. But especially the wisdom that Being The Best and staying that way requires continuous improvement in the face of unrelenting change, together with necessary and frequent recalibration of High Performance Standards and Leadership on a Good To Great Journey that never ends.

GOOD TO GREAT II SHAREHOLDER VALUE CREATION INCENTIVE PLAN

I had no superior “future performance predictive powers” when we presented our first Three Year Roughly Right Ranges Performance Scenario on February 19, 2020. Yet I knew when our shares plummeted to as low as $13.54 on April 16, 2020 during the “bottom quickly fell out” COVID market crash that “Freaked Out Mr. Market” had likely served up an opportunity of a lifetime for all of our leaders who were critical to executing our plan of transformation in 2020, 2021 and 2022, as well as thereafter.

So I began to play around with various “back of the envelope” compound share price returns over a full five years ending December 31, 2024, and settled on five different compound annual growth rates (CAGR) using $14.38 as the base price, starting with 20% and increasing in 5% increments to 40%. Our shares had never reached $30 in our twenty-four year history as a public company, so starting with a 20% CAGR for five years got our price to $35.78, an easy “Minimum Standard” below which “Nobody Got Nothing!” Whereas a 40% CAGR would get our share price to $77.34 and would mean we would have to get a lot better as a company (especially me!) in all areas of the company over the five-year timeframe and be consistent and disciplined at doing “smart stuff” while avoiding like the plague (or COVID) doing “stupid stuff!” Achieving the 40% CAGR Tier over the second five year timeframe, after achieving a CSV share price CAGR of 38.6% ($5.60 to $28.64) in the first five year Good To Great Journey timeframe from 2012 through 2016, would totally align with the name of the incentive program and be a more than acceptable Being The Best / Good To Great Journey Standard.

Needless to say, the forty-eight Good To Great II participating leaders who have now already vested in the 30% CAGR Tier at $53.39 after only two years (20%, 25% and 30% Tiers ALL vested during 2021!) are focused like never before on doing only “Shareholder Value Creation Smart Stuff” over the next three years, and at some point before year-end 2024 moving past the 40% Top Tier price of $77.34. Even better, many if not most are wondering about how to retain as many of their performance shares as possible upon receipt at the beginning of 2025 (taxes and other “Marshmallow Test” reasons!), and then riding them as long-term owners to an even loftier Good To Great Journey Valuation Destination in the years ahead.

Such an “out of the box” long term shareholder value creation returns plan in perfect alignment with the many “meter moving” leaders of Carriage would not have been possible at any prior point in the company’s history. All the pieces of the value creation platform puzzle had not yet been put in place, especially the most challenging piece of getting the “First Who, Then What” Leadership Concept advanced to have all the right people in the right seats at the right time on the Good To Great Journey Bus. Yet very few equity investors noticed or took Good To Great II seriously at the time we announced this long-term alignment incentive program in our 2020 second quarter release dated July 28, 2020, or even thereafter until we began to use a five-year schematic of Good To Great II as an early page in our Investor Presentation.

SOME FINAL THOUGHTS ABOUT CARRIAGE AND THE NATURE OF BEING A PUBLIC COMPANY

We have greatly appreciated the new and outstanding equity analyst coverage this past two years from top regional equity sell side firms as well as continued outstanding equity coverage from longtime supporters who have introduced our company and its bright future prospects to many new institutional investors. Our commitment to our equity analysts is to make them look smart if not timely brilliant, and to investors who became or will become long term share owners of our company to do our best as fiduciaries of your capital so that you never have any regrets.

While your equity investment in CSV might or might not have wide price swings in 2022 and future years, we are confident that the value of your investment will trend up substantially over time. Mr. Market can occasionally have irrational or contradictory traits during (sometimes prolonged) bouts of time when the price of a company’s common shares becomes “unmoored” from the reality of the company’s current fundamentals and future prospects. I covered the famous allegory of Mr. Market (and its application to Carriage), created and first introduced by Benjamin Graham in his 1949 book, The Intelligent Investor, in our May 13, 2021 press release on our bond refinancing. I also referenced its most famous practitioner, Warren Buffett, which reminds me of a line relevant to Carriage now in one of Warren’s Shareholder Letters many years ago on “Some Thoughts About Investing: Games are won by players who focus on the playing field – not by those whose eyes are glued to the scoreboard.”

Warren closed out his “Some Thoughts About Investing” with this final thought, “It’s vital, however, that we recognize the perimeter of our ‘Circle of Competence’ and stay well inside of it. Even then we will make some mistakes both with stocks and businesses. But they will not be the disasters that occur, for example, when a long-rising market induces purchases that are based on anticipated price behavior and a desire to be where the action is.”

I sensed toward the end of last year after our record third quarter earnings release on October 27th (CSV closing price of $43.96 per share), after which our shares spiked 46.6% into year-end to close at $64.44, that Carriage’s common shares had become one place “where the anticipated price behavior action is!” As a long time student of stock markets, companies, the price/volume dynamics of many company specific stock charts, etc., but especially of human nature and psychology-based tendencies and behaviors specifically related to individual company stocks and markets, I saw all the signs:

1.	Carriage had achieved #1 Ranking in Investor’s Business Daily (“IBD”) Industry Group Sector of “Funeral Services and Related” with the highest possible Composite Rating of 99;

2.

IBD Group Sector “Funeral Services and Related” had moved up to #6 out of 197 Industry Group Sectors based on the combined “price behavior” of those companies in our sector relative to the other 196 sectors;

3.

A personal zoom interview we had with an IBD journalist about our recent sector outperformance and the temporary or permanent impact of COVID on our industry after the “Funeral Services and Related” Group Sector had moved to #6 from #66 in only six weeks;

4.	Forbes “promoted” Carriage to 50th in their annual rating of the Top 100 Small Companies in America in 2021 from 97th in 2020 based on relative stock “price behavior” performance;

5.

Finally and most confirming that CSV had become a strong candidate for the winner of the “Cinderella Ball Price Behavior Beauty Contest,” I began to be sent articles touting Carriage as a top “anticipated price behavior” stock pick (Seeking Alpha, Zack’s Investment Research, Motley Fool, various magazine articles, investment newsletters, etc.), not from investment professionals but by Managing Partner Standards Council Members, other Carriage leaders, Board members and even my wonderful brother and his equally wonderful wife!!

The 2021 year-end spike in CSV “price behavior” was briefly exciting for those of us in Carriage, primarily because it represented recognition from those outside of Carriage that our noble work and unique high performance ideas and concepts for our industry had begun to have high equity value to investors as well. Yet we have no goal or desire to be a “fashion of the moment” momentum stock or company at any time now or in the future. We only have a passionate drive to get continually better so that we always fundamentally earn more than the price that others place on our ownership.

As a Being The Best High Performance Culture Team of Teams, we commit to all our shareholders, bond holders, investment analysts, banks, suppliers and Board Members, but especially to our leaders, employees, client families and communities that our funeral homes and cemeteries are honored to serve, to ignore and not be distracted by the irrational behavior and noise related to Mr. Market whenever and for whatever reason(s) unrelated to Carriage, including any impact on the “price behavior” of our shares! And to always be laser focused on having the best players on all of our teams prepared to make game winning plays on their respective playing fields when it matters most to those experiencing the profound challenges of losing a loved one on the journey of life and death,” concluded Mr. Payne.

FIVE QUARTER TREND REPORT ENDING DECEMBER 31, 2021

Carlos Quezada, President and Chief Operating Officer, stated, “We report our performance results publicly using the same highly transparent Non-GAAP “Trend Reports” that we use internally and which have been explained in previous shareholder letters, including Five Year and Five Quarter Trend Reports that reflect long and short term trends in our core operating, financial and overhead sectors over time as shown on the following pages.

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FIVE QUARTER OPERATING AND FINANCIAL TREND REPORT HIGHLIGHTS
(000’s except for volume, averages & margins)	4TH QTR 2020	1ST QTR 2021	2ND QTR 2021	3RD QTR 2021	4TH QTR 2021
Funeral Same Store Contracts	10,396	11,303	9,259	10,848	10,716
Average Revenue Per Contract (1)	$5,226	$5,218	$5,294	$5,273	$5,346
Funeral Same Store Burial Contracts	3,914	4,202	3,304	3,705	3,808
Funeral Same Store Burial Rate	37.6%	37.2%	35.7%	34.2%	35.5%
Average Revenue Per Burial Contract	$9,062	$9,053	$9,306	$9,489	$9,429
Funeral Same Store Cremation Contracts	5,776	6,389	5,236	6,203	6,057
Funeral Same Store Cremation Rate	55.6%	56.5%	56.6%	57.2%	56.5%
Average Revenue Per Cremation Contract	$3,281	$3,325	$3,466	$3,482	$3,498

Funeral Same Store Revenue	$52,642	$56,829	$47,397	$55,502	$55,311
Funeral Same Store Field EBITDA	$23,172	$25,829	$18,666	$24,961	$23,569
Funeral Same Store Field EBITDA Margin	44.0%	45.5%	39.4%	45.0%	42.6%

Funeral Acquisition Revenue	$9,348	$10,139	$8,557	$9,354	$9,981
Funeral Acquisition Field EBITDA	$3,684	$4,467	$3,261	$3,974	$4,315
Funeral Acquisition Field EBITDA Margin	39.4%	44.1%	38.1%	42.5%	43.2%

Cemetery Same Store Preneed Property Contracts Sold	1,033	1,161	1,211	1,280	1,120
Cemetery Same Store Preneed Sales Revenue	$9,231	$9,718	$11,445	$11,366	$10,926
Cemetery Same Store Revenue	$14,815	$14,635	$16,906	$16,342	$16,288
Cemetery Same Store Field EBITDA	$6,499	$5,704	$7,907	$6,465	$6,939
Cemetery Same Store Field EBITDA Margin	43.9%	39.0%	46.8%	39.6%	42.6%

Cemetery Acquisition Preneed Property Contracts Sold	345	338	475	294	361
Cemetery Acquisition Preneed Sales Revenue	$5,394	$5,089	$6,839	$5,148	$5,045
Cemetery Acquisition Revenue	$5,509	$6,980	$8,175	$6,362	$6,312
Cemetery Acquisition Field EBITDA	$2,531	$4,102	$4,737	$3,547	$3,140
Cemetery Acquisition Field EBITDA Margin	45.9%	58.8%	57.9%	55.8%	49.7%

Total Financial Revenue	$5,265	$5,706	$5,405	$5,639	$6,167
Total Financial Field EBITDA	$4,926	$5,305	$5,058	$5,225	$5,777
Total Financial Field EBITDA Margin	93.6%	93.0%	93.6%	92.7%	93.7%

Total Revenue	$90,088	$96,637	$88,277	$95,041	$95,931
Total Field EBITDA	$41,318	$45,787	$40,014	$44,651	$44,189
Total Field EBITDA Margin	45.9%	47.4%	45.3%	47.0%	46.1%
Adjusted Consolidated EBITDA	$28,300	$34,657	$28,720	$32,389	$30,395
Adjusted Consolidated EBITDA Margin	31.4%	35.9%	32.5%	34.1%	31.7%
Adjusted Diluted EPS	$0.57	$0.81	$0.64	$0.82	$0.78
Adjusted Free Cash Flow	$11,870	$27,140	$12,313	$25,922	$10,308
Adjusted Free Cash Flow Margin	13.2%	28.1%	13.9%	27.3%	10.7%

GAAP Net Income (Loss)	$8,365	$12,933	$(6,167)	$13,046	$13,347
GAAP Net Income (Loss) Margin	9.3%	13.4%	(7.0)%	13.7%	13.9%
GAAP Diluted Earnings (Loss) Per Share	$0.46	$0.71	$(0.33)	$0.71	$0.77

(1)	Excludes Preneed Funeral interest earnings reflected in Total Financial Revenue.

The most comparable GAAP measures to the Non-GAAP measures presented in this table can be found in the Reconciliation of Non-GAAP Financial Measures section of this press release.

As shown above, we have had consistent High Performance in each of the five revenue segments over the last five quarters with a five quarter average of $93.2 million and the last two quarters of 2021 above $95 million. Our all-time quarterly revenue high was the first quarter of 2021 at $96.6 million with January being the main driver for this result due to a COVID-19 spike centered in our large California portfolio. Our second quarter revenue of $88.3 million was the lowest revenue quarter, but we were still able to produce a Field EBITDA Margin of 45.3%, also the lowest of the last five quarters. The consistency in quarterly revenue from every segment also converted into consistency in high Total Field EBITDA Margins ranging from 45.3% to 47.4% over the five quarters. The high level of consistency in Total Field EBITDA Margins is reflective of the cash earning power in our five reporting segments that has emerged since the beginning of our portfolio performance transformation in 2018, as previously, the all-time high Field EBITDA Margin for a full year was 42.1% in 2016.

Our positive outlook is based on what we know is happening at Carriage. While other companies inside and outside our sector are concerned about the post-COVID effect (pull-forward), we cannot predict what the new normalized death rate will be post-COVID, as COVID could become endemic and there is too much noise and unreliable information for us to even try to predict precisely what the impact will be in the future. Instead, we think long-term and focus on what we can control and what we do best, pursuing our Being the Best Mission and Vision. Even under a pandemic environment with restriction mandates, social distance, remote work, overworked heroes and any other uncertainty or speculation about the future (no crystal ball at CSV), we will always strive to be the best we can be, a byproduct of which is that we say yes when other competitors say no. We say we can when others say we can’t.

The resiliency, creativity, innovation, and passion for service excellence of our amazing Managing Partners and their “best in class” teams of employees have built brand loyalty and top of mind reputation in their respective communities. Most importantly, our customers have responded by making huge deposits in the Goodwill Value Creation bank of our most critical asset: the TRUST of the families we serve. Moreover, whenever and whatever the normalized death rate percentage turns out to be, our “Best of the Best” team of teams stand ready to capture the biggest share of the local death rate across our portfolio of businesses.

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SAME STORE FUNERAL REVENUE MONTHLY TRENDS AND DRIVERS SEVEN MONTHS ENDING JANUARY 2022
(000’s except for volume, averages)	2021/2020						2022/2021
Same Store Funeral	JUL	AUG	SEP	OCT	NOV	DEC	JAN
Contracts (volume) 2021 (January 2022)	3,081	3,647	3,936	3,662	3,278	3,574	4,128
Contracts (volume) 2020 (January 2021)	3,163	3,210	3,069	3,068	3,072	4,061	4,201

Volume Variance	(82)	437	867	594	206	(487)	(73)

Average Revenue Per Contract 2021 (January 2022)(1)	$5,294	$5,101	$5,231	$5,190	$5,312	$5,287	$5,290
Average Revenue Per Contract 2020 (January 2021)(1)	$4,927	$5,148	$5,135	$5,268	$5,157	$5,082	$5,171

Average Revenue Per Contract Variance	$367	($47)	$96	($78)	$155	$205	$119

Operating Revenue 2021 (January 2022)(1)	$16,313	$18,603	$20,588	$19,005	$17,413	$18,894	$21,837
Operating Revenue 2020 (January 2021)(1)	$15,585	$16,524	$15,758	$16,162	$15,842	$20,638	$21,722

Operating Revenue Variance	$728	$2,079	$4,830	$2,843	$1,571	($1,744)	$115

Net Revenue Volume Variance	($404)	$2,249	$4,452	$3,129	$1,063	($2,475)	($377)
Net Revenue Average Variance	$1,132	($170)	$378	($286)	$508	$731	$492

Net Revenue Variance	$728	$2,079	$4,830	$2,843	$1,571	($1,744)	$115

(1)	Excludes Preneed Funeral interest earnings reflected in Total Financial Revenue.

We can observe that with the exception of a high comparable in December of 2020 at the spike of COVID-19, (which Steve will cover in more detail later in this release), our Same Store Funeral Trends in the table above, reflect that December of 2021 was the only month with a negative Operating Revenue Variance. The large negative Operating Revenue Variance related to volumes being down in December was partially offset by about 29% by a positive variance from our higher ARPC, netting the $1.7 million negative Net Revenue Variance.

Every month with that exception in this seven-month trend shows a positive Operating Revenue Variance with January of 2021 as our all-time high revenue month with $21.7 million, now the second place to January of 2022 which ended at $21.8 million, and higher by $115 thousand. Even more relevant is that from the beginning of COVID in February 2020 and through January of 2022, the only two additional months with a negative Net Revenue Variance were March and April of 2020 at the beginning of the harsh lockdowns and social gathering mandates, reflective of the ability of our entrepreneurial Managing Partners and their teams of employees to pivot and adapt to a new and unknown (at the time) pandemic environment.

Our Average Revenue Per Contract (ARPC) is consistently ranging between $5,101 and $5,294 with a positive variance of $193 dollars between the highest and lowest over the seven-month trend ending January of 2022, confirming that our Managing Partners and their teams are offering all of the options to all of the families all of the time.

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FIVE YEAR SAME-STORE CEMETERY DETAILED TREND REPORT AND SUMMARY CEMETERY ACQUISITION DATA

FIVE YEAR CEMETERY SAME STORE TREND REPORT
(000’s except for volume, averages & margins)	2017	2018	2019	2020	2021	2018 / 2021 Variance $	2018 / 2021 Variance %
Preneed Interments Sold	6,159	6,360	7,096	7,104	8,330	1,970	31.0%
Preneed Total Sales Average	$4,237	$4,475	$4,472	$4,619	$5,217	$742	16.6%
Preneed Total Sales Production	$26,095	$28,459	$31,733	$32,815	$43,456	$14,997	52.7%
Preneed Recognized Revenue	$24,548	$26,227	$30,026	$31,376	$39,129	$12,902	49.2%
Preneed Margin ($)	$12,278	$13,483	$16,140	$17,300	$21,778	$8,295	61.5%
Preneed Margin (%)	50.0%	51.4%	53.8%	55.1%	55.7%	N/A	425 bp
Atneed and Preneed Matured Interments	7,294	7,025	6,817	7,613	8,310	1,285	18.3%
Atneed Revenue	$18,373	$18,595	$19,108	$20,360	$24,881	$6,286	33.8%
Atneed Margin ($)	$14,572	$14,598	$14,935	$16,055	$19,374	$4,776	32.7%
Atneed Margin (%)	79.3%	78.5%	78.2%	78.9%	77.9%	N/A	-64 bp
Total Operating Revenue	$42,921	$44,823	$49,134	$51,737	$64,010	$19,187	42.8%
Total Preneed/Atneed Margin ($)	$26,850	$28,081	$31,075	$33,354	$41,152	$13,071	46.5%
Total Preneed/Atneed Margin (%)	62.6%	62.6%	63.2%	64.5%	64.3%	N/A	164 bp
Total Controllable Costs of Revenue	$14,468	$15,365	$15,633	$15,449	$16,688	$1,323	8.6%
Total Controllable Costs of Revenue (%)	33.7%	34.3%	31.8%	29.9%	26.1%	N/A	-820 bp
Total Non-controllable Costs	$1,810	$1,996	$2,126	$1,958	$2,280	$284	14.2%
Total Non-controllable Costs (%)	4.2%	4.5%	4.3%	3.8%	3.6%	N/A	-89 bp
Total Operating Margin ($)	$10,572	$10,719	$13,316	$15,947	$22,184	$11,464	106.9%
Total Operating Margin (%)	24.6%	23.9%	27.1%	30.8%	34.7%	N/A	1,074 bp
Other (Addbacks, rent, and other items).	$2,796	$3,117	$3,712	$3,554	$4,831	$1,711	54.8%
Cemetery Field EBITDA	$13,372	$13,840	$17,028	$19,501	$27,015	$13,175	95.2%
Cemetery Field EBITDA Margin	31.1%	30.8%	34.6%	37.7%	42.1%	N/A	1,130 bp
Total Financial Revenue	$6,954	$6,556	$6,636	$7,782	$9,936	$3,380	51.6%
Total Operating and Financial Revenue	$49,875	$51,379	$55,770	$59,519	$73,946	$22,567	43.9%
Cemetery Field & Financial EBITDA	$20,326	$20,396	$23,664	$27,283	$36,951	$16,555	81.2%
Cemetery Field & Financial EBITDA Margin	40.7%	39.7%	42.4%	45.8%	50.0%	N/A	1,028 bp

Optimization of Cemetery Same Store Portfolio

Our Same-Store Portfolio of both funeral homes and cemeteries have been owned, fully integrated into our Standards Operating Model, and operated for at least five full years compared to only one year for other multi-store companies in most industries. Because of the uniqueness of our Standards Operating Model for both funeral homes and cemeteries, it often takes several years after a business joins our portfolio for full integration and optimization of the performance to be achieved and sustained. It is also no coincidence why our Good To Great incentive trip is a five-year reward program earned based on consistency in Standards Achievement over the five years; Steve will also cover our rewards programs in more detail, including our Being The Best one year and Good To Great five year profit-sharing incentives.

While our entire company has been through a High Performance Transformation since September 2018, as detailed in our 2020 Shareholder Letter, the most profound transformation has been in our cemetery portfolio. In 2017 our cemetery portfolio was only 19.1% of total company revenue. We had not successfully built a High Performance Sales Organization that could broadly grow our Same Store preneed property sales over the mostly fixed operating costs throughout our diverse portfolio of 31 cemeteries (in size and geography) to optimize the inherent operating leverage in each business. However, our Total Operating Margin Cemetery Same Store Trend Report (Financial Revenue broken out separately) show that 2021 is as much as 1,100 basis points higher than the 24.6% in 2017. This post-transformation resulted in our cemetery portfolio delivering 26.7% of total company revenue in 2021.

The even better Good To Great news is that since the initiation of our High Performance Sales Plan, which began in July of 2020 and continues to be executed in phases across our cemetery portfolio, our opportunity to optimize our Cemetery Same Store Portfolio remains under blue skies.

Preneed Recognized Revenue finished at $39.1 million for the full year of 2021, higher by $12.9 million or 49.2% when compared to 2018 (the beginning of our transformation), while our Atneed Revenue ended at $24.9 million and higher than 2018 by $6.3 million or 33.8%. Our Total Controllable Cost of Revenue decreased to 26.1% in 2021 from 34.3% in 2018, and Total Non-controllable Costs decreased by 90 basis points from 4.5% in 2018 to 3.6% in 2021, reflective of the powerful operating leverage that can be a huge FLYWHEEL EFFECT ACCELERATOR of earnings when preneed property sales are growing over time at a CAGR that can be sustained for five to ten years into the future.

Our Cemetery Same Store Field EBITDA Margin of 42.1% in 2021 was an all-time record high and 1,130 basis points higher than the 30.8% in 2018, and now on par with our Funeral Field EBITDA Margins in the low 40% range. The growth of our cemetery trust funds due to our High Performance preneed sales, led to an additional $3.4 million or 51.6% when compared to 2018. Our combined 2021 Cemetery Field & Financial EBITDA finished at $36.9 million, higher by $16.6 million or 81.2% than 2018. Our Cemetery Same Store Portfolio of businesses have never looked as attractive as they look today, and the transformation of our Cemetery portfolio to optimum sustainable performance is not complete. In 2022 we will continue to implement other phases of our plan to optimize our Same Store portfolio performance by maximizing every opportunity with every family every time.

CEMETERY ACQUISITION SUMMARY
(000’s except for margins)	2019	2020	2021	2021/2020 Variance $	2021/2020 Variance %
Total Operating Net Revenue	$295	$17,721	$27,825	$10,104	57.0%
Operating Margin (Excludes Rent)	$65	$6,343	$13,729	$7,386	116.4%
Operating Margin (%)	22.0%	35.8%	49.6%	NA	1,355 bp
Other (Addbacks and other items)	$9	$787	$1,725	$938	119.2%
Cemetery Field EBITDA	$73	$7,128	$15,526	$8,396	117.8%
Cemetery Field EBITDA Margin	24.7%	40.5%	55.8%	NA	1,530 bp
Total Financial Revenue	$10	$2,358	$2,865	$507	21.5%
Total Operating & Financial Revenue	$305	$20,079	$30,690	$10,611	52.8%
Cemetery Field & Financial EBITDA Margin	27.2%	47.2%	59.9%	NA	1,268 bp

Our three Cemetery Acquisitions continued their integration journey into our Standards Operating Model in 2021 with an acceleration of High Performance, as Acquisition Cemetery Revenue was $27.8 million, higher than 2020 by $10.2 million or 58.3%. Acquisition Cemetery Field EBITDA grew to $15.5 million, higher than 2020 by $8.4 million or 117.8%, boosted by Acquisition Field EBITDA Margin of 55.8%, higher than 2020 by 1,530 basis points. Our Acquisition Cemetery portfolio future is very bright at all three businesses, but exceedingly so at Fairfax Memorial Park and Funeral Home since the arrival of Victor Holland as the new Managing Partner. Victor will bring to Fairfax the Right Who factor because of his 4E Leadership characteristics and operational experience in high volume, high potential funeral homes and cemeteries. Welcome to the Carriage Family, Victor.

ORGANIZATION STRUCTURE/TALENT AND CONCEPTUAL VISION UPDATE

Our Good to Great High Performance Flywheel shown below is a fragment from our High Performance Culture Framework, included in our Value Creation Financial Dynamics. The High Performance Flywheel focuses on our three core Being The Best operator, Being The Best consolidator, and Being The Best value creator vision company that happens to be in the Deathcare industry.

The flywheel helps define who we are, what we do, and how we do it. The innovative ideas and sophisticated concepts are the foundation at Carriage and will never change; however, our Good To Great Journey that never ends and our Being The Best Vision demands that everyone at Carriage put their heart and mind to continuous improvement every day and in everything we do. With that thought in mind, we are very excited to share the following operations update:

CAREdge Forum Sales: On January 17–19, 2022, we had our first EVER CAREdge Forum for our High Performance Cemetery Sales Manager-Leaders and their Managing Partners at The Eliza Jane hotel in New Orleans. Our CAREdge Forum is a two full-day exposure to high energy, high expectations, and creative and innovative ideas that lead to a journey of discovery of what is possible in the world of preneed sales. It is also an opportunity to meet fantastic talent from our cemetery portfolio across the country and share thoughts and success ideas. Over these two days of the meeting of the minds, the team learned about our recently launched Microsoft Dynamics 365 CRM, which we call SalesEdge. We believe that this fantastic tool provides our sales teams with the edge they need to provide a higher level of service excellence and customer experience to the families that we serve while delivering High Performance Sales for years to come. The attendees to our CAREdge Forum also learned about our high-end personalization and exclusive Private Memorials offerings, among other tools and sales skills that will enhance how we engage with families moving forward.

Sales and Marketing: Effective February 12, 2022, Shane Pudenz was promoted to Vice President of Sales and Marketing; Shane, who joined Carriage as Director of Sales Support on October 30, 2020, has collaborated and built relationships of trust with many of our Managing Partners, Sales managers, Sales counselors, and Houston Support teams. He has contributed significantly to our sales success, especially in the growth of cemetery preneed sales. His leadership style, strategic approach, and experience have led to High Performance Sales levels never experienced before in his portfolio of businesses, including our most prominent business, Fairfax Memorial Park and Funeral Home.

In his new leadership role, Shane will expand the path for our Carriage High Performance Culture Bus within our sales organization by bringing more of the right people into the right seats at the right time. Carriage’s Good To Great Journey has blue skies on the horizon. With a supercharged High Performance Sales Bus hitting on all cylinders, Shane will continue the acceleration of our Cemetery Preneed Sales in both our Same Store Cemetery and Acquisition Cemetery portfolio of businesses at even faster speeds and in complete alignment with our Being The Best Vision and Mission. We wish him incredible success in his new leadership role.

Carriage never had a formal marketing team as part of our Houston Support Center, for this reason and to lead our marketing strategy; on January 3rd we recruited a new Director of Marketing, Alfred White, who comes to Carriage with a professional background in digital marketing transformation for decentralized organizations. He will help us reshape and enhance our digital marketing efforts and be the support for all Managing Partners and their businesses as they position their brand, expand market reach, grow our customer loyalty, expand social media platform presence, gain market share and deliver higher operating and financial performance than ever before. We welcome Alfred to the Carriage Services family.

Regional Portfolio of Business Changes: We have redistributed the funeral and cemetery operations in our East and Central Regions to balance the number and revenue size that each of our three Regional Partners supports. This new distribution will help strengthen the partnership with all our Managing Partners, optimize market share gains and thereby solidify our operating leverage with higher and sustainable revenue growth. Shawn Phillips, Senior Vice President and Regional Partner of our Central Region, will now have one of the two Northeast sub-regions where his vast experience will accelerate success in Standards Achievement in his expanded portfolio.

Carriage High Performance Culture and continuous evolution in the pursuit of Being The Best Vision could be described as a Darwinian meritocracy where only the “best of best” thrive and conquer. Consequently, we are now seeking the Right Who Carriage Senior Vice President and Regional Partner of our East Region who will take a leadership seat on the Carriage High Performance Bus and bring this portfolio of businesses to reach their full potential.

Digital Transformation Five Year Plan: The highly traditional so-called deathcare industry remains prime for disruption, especially in innovation through new technology. We recognize that we will either get disrupted or become disruptive ourselves. We choose the latter. With this goal in mind, we are developing a ten year vision, a five-year strategy and a one year plan for the transformation and innovation of “deathcare” technology. Starting with the hire of our new Chief Information Officer, who will begin with Carriage in April of 2022. Our new CIO, whose name will be disclosed in mid-March 2022, will be tasked with the holistic mission of creating a customer-centric technology solution that elevates the service excellence journey for all the families that we serve.

This innovative and digital transformation will include but not be limited to improved digital in situ experience, integration of celebrations of life through technology, a seamless chain of custody, fully integrating and accelerating successful execution of the back and front office systems, and first in class cyber security systems and policies. We are looking forward to accelerating the successful implementation of this five-year complete Digital Transformation plan, whose core mission is to deliver value creation for the families that we serve, our teams of field and Houston support center employees, and our shareholders.

Standards Council Update: On January 27, 2022, we had our first Standards Council meeting since the COVID-19 pandemic hit the world in February 2020. This Standards Council meeting was very special, as Michael Kelly, Managing Partner of Resthaven Funeral Home and Cemetery in Oklahoma City, OK. was voted in for membership on our Best of the Best Standards Council. Michael began his career at Carriage Services in 2010 as a Managing Partner at North Brevard Funeral Home and Oaklawn Memorial Park in Titusville, FL. A few years later, he became a Director of Operations Support for the Central Region.

In June 2019, Michael found his perfect seat on our High Performance Bus as Managing Partner of Resthaven Funeral Home and Memory Gardens in Oklahoma City, OK. With his time in these various roles, Michael brings a wide array of knowledge and leadership in the funeral home and cemetery operations and will have the opportunity to represent the Central Region on the Standards Council. While Michael has only been at Resthaven for two and one-half years, he has transformed his business into one of Carriage’s top-performing businesses over this period. We welcome Michael as the newest member of our Standards Council.

CAREdge Forum Operations: On March 14 through March 17 of 2022 in Houston, TX, we will have our new version of the Annual Managing Partner Meeting, which will also be called CAREdge Forum. For this new first operations edition of the forum, our sole focus will be Service and Guest Experience Transformation. All of our Managing Partners, High Potential leaders, Operational and Sales Houston Support Center Teams, and Special Guests will meet to live, breathe, and think enhanced personalized service excellence for the families we serve in ways we never had before.

Not only will this be a fun, amazing, and unique event, but most importantly, it will challenge everyone in attendance in thinking and reimagining ways to completely transform our Service and Guest Experience (already one of our Funeral High Performance standards weighted at 10%) after our new and increased focus in service and attention to detail, which will lead to increased market share growth throughout our portfolio of businesses even further. Our Standards Council will reconvene after the CAREdge Forum to discuss a revamped Service and Guest Experience Standard and its relative weighting importance out of 100% Standard Achievement.

Innovation and Creativity Committee: The highly traditional deathcare industry has a unique opportunity to transform how families say their last goodbyes and experience funeral and cemetery services and products. We have many Managing Partners with teams of highly talented funeral professionals who through creativity and innovation provide a personalized experience that enables the remaining family and friends to remember and honor the life that lived while celebrating that loved one’s life in the most meaningful ways. Many families have expressed their gratitude to our devoted and caring employees through written cards, emails, texts, and many other ways, thanking them for creating these memorable “Life Stories” and honoring their loved ones with care, dignity, and significance. We believe that this noble purpose can be improved by integrating technology and the adaptation of hospitality concepts into our service chain.

For these reasons, we are forming our first-ever Innovation and Creativity Committee comprised of our very best and most creative and innovative mastermind Managing Partners, whose mission will be to craft a customer journey and service chain that elevates our Service and Guest Experience Standard with every family, every time. We look forward to seeing the amazing innovative ideas and creative concepts that this team will design as tools and make available to all of our Managing Partners and the families they serve, creating value to their communities, their employees and Carriage shareholders.

2022 Carriage Theme: Every year, Carriage has had a High Performance theme that aligns with the innovative ideas and sophisticated concepts of our company. Our 2020 Theme: Transformative High Performance, was the catalyst to the complete transformation of Carriage that began at the end of 2018. Mel elaborated on his excitement and enthusiasm for the future of Carriage by stating:

“Our company is positioned like never before in our history to have a breakout high performance in 2020 that will kick start another Five Year Good to Great II Journey timeframe during 2020-2024.”

Then came the 2021 Theme: “Accelerating High Performance Flywheel Effect!” which fueled the excitement rocket and inspired everyone to build the momentum and launch into a record High Performance year in the 30 years of Carriage history.

As shown on the Good to Great High Performance Flywheel on page 18, our Carriage Flywheel is now hitting on all cylinders, which has accelerated the Carriage High Performance Bus to the equivalent of the deathcare speed of light and into the sustainable High Performance Universe.

With this background as context and our “UNBREAKABLE UNION OF BELIEF” commitment to our Being The Best Mission and Vision, it is a natural transition that our 2022 Theme is: High Performance Value Creation Culture. Everyone at Carriage has the opportunity to be a Value Creator in our High Performance Culture Bus, and consistent with Jim Collins quote from his Good to Great book:

“Greatness is not a function of circumstance. Greatness, it turns out, is largely a matter of conscious choice.”

Our 2022 Theme: High Performance Value Creation Culture is an open and standing invitation to all Carriage employees, vendors, partners, and contributors to CHOOSE GREATNESS and never settle for anything less, and reason why I continue to say; it is a great time to be at Carriage and the best is yet to come”, concluded Mr. Quezada.

UPDATE ON STRATEGIC ACQUISITION ACTIVITY GROWTH OUTLOOK

Steve Metzger, Executive Vice President, Chief Administrative Officer and General Counsel stated, “We continue to be encouraged by the number of acquisition opportunities that have been presented by brokers or, more frequently and preferably, by owners themselves based on longstanding relationships. We remain in advanced discussions with a number of top quality business owners and we are also in the early stages of learning more about several other businesses. While we do not currently have any transactions to announce, we remain excited by the level of succession planning activity and about the prospect of growth by acquisition in 2022 beginning no later than the third quarter, if not before.

While we are focused on our growth through acquisition outlook, our approach to acquisitions will remain highly selective. We recognize the importance of avoiding doing “stupid stuff” such as the aggressive growth through high multiple acquisitions that defined the 1990’s in our industry, which Mel described earlier. We are disciplined in our review of a business, the market and demographics, growth prospects, and valuation. We will not grow simply for the sake of getting bigger, but will instead remain focused on identifying those candidates that fit our strategic criteria at a valuation that makes sense for both parties.

We have extended the offer to visit us in Houston to many acquisition candidates, and continue to invite those interested in getting to know Carriage better to reach out to not just an Executive Team member or Business Development representative, but former owners, Managing Partners, Support Center leaders, Standards Council Members and even Board members. All of the individual members of these groups are available to share their unique perspective of the Carriage story as we look for new acquisition candidates to join our team and become our partner within the larger family of partners who comprise our portfolio of businesses. It is difficult to predict when the right business or businesses will be ready for a succession planning option, but when they are, we will be ready to share our story and present a customized solution framework to join the Carriage Family.

As the second longest tenured company in the industry with a more than 30-year history, a strong capital structure, ability to self-finance growth from Free Cash Flow, a unique owner/operator business model, best in class incentive plans, and best in industry Support Center Teams, our future for growth has never been brighter. We are confident that an owner in need of a succession plan who takes the time to learn more about the Carriage story and where we are headed, and most importantly, to meet the people who make up the Carriage Team, will conclude that there is only one succession plan choice for the best remaining funeral home and cemetery owners.

FIVE YEAR SAME STORE FUNERAL PERFORMANCE/INCENTIVE COMPENSATION AND RECOGNITION ALIGNMENT TRENDS

In prior releases, we discussed at great length the transformation taking place within Carriage beginning in September 2018. It can at times be difficult to convey the significance of that transformation to those who are not embedded in the work and contributing to the evolution within the company each day. With that said, we are now far enough along this journey to have accumulated meaningful data to share in support of telling this story to our shareholders.

The Discovery Process – Identifying a Lack of Correlation

One of the underlying drivers for this transformation was the awareness in 2018 that there was a lack of correlation between Funeral Standards Achievement and financial performance. Since approximately 72% of our total revenue is currently generated by our funeral homes, it is helpful to pause and look more closely at the five-year Same Store Funeral performance trends covering the period of 2017-2021. This timeframe captures the two years, 2017 and 2018, prior to the significant realignment efforts that were implemented at the end of 2018, as well as the three years, 2019, 2020 and 2021, during which the impact of these changes became continuously more material and evident. As Carlos described earlier, our Same Store Funeral portfolio includes all funeral homes that have been a part of Carriage for at least five years.

In order to fully appreciate the need for a realignment of “Funeral High Performance Standards” with “high and sustainable funeral operating and financial performance,” and then the impact of this realignment, it is important to first understand the key changes that were identified and implemented beginning January 1, 2019. These Funeral High Performance Standards changes have since been critical in creating the now incredibly strong correlation between our Funeral Portfolio Standards Achievement, Financial Performance and Incentive Compensation.

Carriage’s Funeral Standards Operating Model has always been the unique framework that provides the operational foundation for high performance. It is the vehicle that allows our Managing Partners to lead their respective businesses as owners in a customized manner that makes sense for their specific markets and communities. However, the Funeral Standards Operating Model is only as effective as the talent responsible for applying the model and the specific standards/weightings that make up the model.

On the talent side, we recognized that we simply needed to get better, so our Regional Partners and Talent Acquisition Team went to work and have done a fantastic job of top grading our field leadership since September 2018. As a result, we have recruited and added 34 new Managing Partners to the Carriage Team during that period, which represents just under 30% of all of our Managing Partners. As Carlos mentioned, the Darwinian meritocracy that drives High Performance at Carriage is exciting, energizing and rewarding for top performers and it does not support the subsidization of the performance of those who may not be up to the challenge. In further support of this approach, we have also significantly elevated the quality of leadership talent within our eight Directors of Operational Support for three regions by adding five new leaders to this group since September 2018. We also built our current team of three Directors of Sales Support during this same time period. So, on the talent side, we have been focused and aggressively advancing the high performance culture concept of “First Who, Then What” during the past three and a half years.

As it related to the specific performance standards that make up the Funeral Standards Operating Model, we recognized in 2018 that there was no longer a clear correlation between Funeral Standards Achievement (the formula used to measure a Managing Partner’s success) and financial performance. As we have discussed before, a broad group of leaders gathered together in late 2018 to study the lack of correlation and, following the review of considerable data and extensive discussions, our Standards Council revamped the Funeral Standards Operating Model to place a significant focus on Three Year Compounded Net Revenue as a new and heavily weighted Performance Standard (up to 35% of 100% Total) and removed the Funeral Average Revenue Per Contract Standard. We also introduced a new Service and Guest Experience Standard, which has incentivized and stimulated creative thinking and discussions regarding how to best deliver a “Wow” experience to all of our families and guests, and whose evolution in the years ahead under Carlos’ leadership will undoubtedly be as transformative to our funeral portfolio as it has been to our cemetery portfolio.

Significant Changes Lead to Significant Impacts

These changes incentivized our Managing Partners to no longer focus primarily on high average revenue contracts, but to instead work to secure every call and serve as many families as possible, regardless of the revenue amount of the contract, while always providing high value personal services to our families. The contribution of these changes to performance can be seen in the table on the following page, as it outlines a consistent increase in total same store funeral contracts each year since these changes to the Funeral “Being The Best” Standards. We have achieved an incredible increase of 8,579 contracts, or more than 26% additional same store funeral contracts at year end 2021 when compared to year end 2018, the year before these Standards were changed.

The evolution of the Funeral Standards Operating Model continued in February 2020 when we added a Cremation Average Revenue Standard but weighted it at only 5%. The rise in cremations has been around for decades, and while cremation as a form of disposition may cost less than a traditional burial, the opportunity to provide first class service and educate our cremation families on the many options available to celebrate and memorialize their loved ones is just as significant as it is with a burial. By introducing the Cremation Average Revenue Standard and, more importantly, placing greater emphasis on the services and memorialization options available to families who choose cremation, our Managing Partners and their teams are now incentivized to place greater focus on this opportunity with each cremation contract.

The impact of this change is seen in the table below through the increase in the Average Revenue Per Contract from year end 2020 to year end 2021, despite the increase in cremation rate from 56.3% to 57.1% during that same time period. These numbers support a clear improvement in our focus on, and ability to serve, cremation opportunities and it is a focus that we are excited about continuing to build upon moving forward. The “Cremation Mix Trend and Revenue Average” is a “Glass Half Full” and along with market share, one of our greatest organic revenue growth opportunities in the future.

FIVE YEAR SAME STORE FUNERAL TREND REPORT (in thousands except for contracts and average revenue per contract)

	2017	2018	2019	2020	2021	2019/2021 Variance
Contracts	32,730	32,728	33,468	37,802	41,307	23.4%
Average Revenue Per Contract	$5,727	$5,703	$5,564	$5,258	$5,382	N/A
Net Revenue(1)	$187,436	$186,661	$186,205	$198,779	$222,315	19.4%
Field EBITDA(1)	$77,542	$74,604	$75,106	$86,876	$100,298	33.5%
Field EBITDA Margin(1)	41.4%	40.0%	40.3%	43.7%	45.1%	480 bp

Preneed Maturity Ratio	18.5%	18.2%	17.8%	17.0%	14.9%	N/A
Cremation Rate	51.5%	52.1%	53.7%	56.3%	57.1%	N/A

(1)	Includes Preneed Funeral interest earnings reflected in Total Financial Revenue.

Solving the High Performance Alignment Equation

In addition to the changes related to our Funeral Standards Operating Model, we also took a fresh look at how our annual and five year incentive plans for our Managing Partners and their teams were impacting alignment with performance. After too many of our Funeral Home Managing Partners during 2019 were “in the money” with Standards Achievement above the 50% Minimum Standard, yet did not achieve their Being The Best (“BTB”) Field EBITDA Margin Range, Mel wrote his “famous” Tale of Two Companies Theme Letter to all our field and Houston Support Center Leadership on February 18, 2020. In it he made the compelling analogy of our low performing funeral homes (low EBITDA Margin) in Paris being subsidized by our high (revenue and EBITDA Margin) performing funeral homes in London during the 1775-1792 timeframe of A Tale of Two Cities.

At our February 2020 Standards Council Meeting, the ten Standards Council members decided that if a business did not achieve its Field EBITDA Margin Range (funeral homes) or Operating Margin Range (cemeteries), any annual Being The Best incentive earned would be reduced by 50%. The table on the next page highlights the impact this change has had on our Funeral and Cemetery Field EBITDA Margins as Field EBITDA Margin has increased from 40.3% in 2019 to 45.1% in 2021, an increase of 480 basis points in only two years during which this much higher level of profitability was being applied to an increase of over $100 million in Total Revenue.

Our five year Good To Great (“GTG”) performance incentive award program was created in 2012 and focuses on a “Good to Great Five Year Class” of Managing Partners who are all eligible during the year in which they join Carriage. Since 2012 was our inaugural class, it includes the Managing Partners who were with Carriage at that time, and as a result, it remains by far our largest class, as can be seen in the table on the next page. This award is paid half in cash and half in appreciated Carriage stock. The equity component of this award is important and consistent with our efforts to drive an ownership mindset throughout our team, but particularly among our Managing Partners who serve as owner/operators of their respective businesses. With regard to this critical long term performance incentive, we recognized that growing revenues at any five year compounded level above zero should lead to higher rates of compounded growth in Field EBITDA because of a gradual expansion of Field EBITDA Margins due to the inherent nature of operating leverage.

So the initial level of eligibility for this incentive was changed from a minimum annual growth rate of 2% to an annual growth rate of at least 1%. This change was aimed at establishing an attainable and motivating long term revenue growth standard for the large majority of our Managing Partners to build and sustain consistent revenue growth within a Standards Range of Field EBITDA Margins (four point ranges).

Explaining the evolution of the Funeral Standards Operating Model and revisiting our annual and five year performance incentives tells a large part of our realignment and transformative high performance story. However, the actual Funeral Standards Achievement and corresponding incentive payments to our Managing Partners and their High Performance Teams tells “the rest of the story.”

What stands out in the table below is the significantly improved Standards Achievement in 2020 and 2021 (the first two full years to include the new Compounded Net Revenue Standard as well as the updated Being The Best and Good To Great incentives) aligning with outstanding performance growth in Total Contracts, Net Revenue, Field EBITDA, and Field EBITDA Margin percentage. As a result, we rewarded our field leaders with twice as much in annual incentives for their 2021 performance versus 2019 performance, and Standards Achievement reached an all-time high with nearly 80% Funeral Standards achievement by our same store businesses in 2021 versus just under 63% Funeral Standards achievement by this group of businesses in 2019.

PERFORMANCE ALIGNMENT Five Year Same Store Funeral, Standards Achievement and Incentive Compensation Trends (dollars in thousands)
	2017	2018	2019	2020	2021
Net Revenue(1)	$187,436	$186,661	$186,205	$198,779	$222,315
Field EBITDA(1)	$77,542	$74,604	$75,106	$86,876	$100,298
Field EBITDA Margin(1)	41.4%	40.0%	40.3%	43.7%	45.1%

Standards Achievement	61.9%	62.7%	63.0%	74.0%	79.8%
Potential Pinnacle Winners	106	106	106	106	106
Pinnacle Winners	33	34	35	32	53
% of Pinnacle Winners	31.1%	32.1%	33.0%	30.2%	50.0%
BTB Bonuses	$2,744	$3,251	$3,350	$4,977	$6,746
BTB Bonuses as a % of Field EBITDA(1)	3.5%	4.4%	4.5%	5.7%	6.7%

GTG Class - number of MP’s	5	5	9	—	44
GTG Winners - number of MP’s	3	5	6	N/A	34
% of GTG Winners	60.0%	100%	66.7%	N/A	77.3%
GTG Bonuses	$418	$918	$1,373	$—	$4,001
GTG Bonuses as a % of Field EBITDA(1)	0.5%	1.2%	1.8%	N/A	4.0%

Total Field Incentives	$3,162	$4,169	$4,723	$4,977	$10,747
Total Field Incentives as a % of Field EBITDA(1)	4.1%	5.6%	6.3%	5.7%	10.7%

(1)	Includes Preneed Funeral interest earnings reflected in Total Financial Revenue

When combined with our five year Good To Great incentive, we more than doubled our total field incentive payments in 2021 from just over $4.7 million paid for 2019 performance to more than $10.7 million paid to our Funeral Home Managing Partners for their incredible 2021 performance. These Managing Partners helped deliver more than $75 million in Adjusted EBITDA for 2019, but added $25 million to that number in 2021, resulting in more than $100 million in Same Store Funeral Field EBITDA in 2021.

As further confirmation of this performance alignment, we were thrilled to see a greater than 50% increase in the number of “Pinnacle” winners in 2021. Pinnacle is our exclusive group of High Performance Managing Partners who have achieved an average of at least 70% of Standards for the prior three years or achieved 100% of Standards for the current year. We gather together each year to celebrate this group of winners with a first class trip for them and their significant others and we could not be more excited to watch this elite club continue to increase its membership.

While our wonderful Managing Partners and their first class teams were generously rewarded for their outstanding efforts, our Shareholders were also big winners in this High Performance Alignment Equation as these revised Standards and an updated approach to our annual and five year incentive awards helped drive an additional $25 million in Adjusted Consolidated EBITDA, just from our same store funeral performers, when we look at last year’s performance versus 2019, the year before all of these collective changes and updates were implemented. This is exactly how a “pay for performance” approach should work as the employees, shareholders, and the company all benefit.

The driver for all of these reviews and changes can be summed up in one word – alignment. There must always be a clear alignment between our performance and incentives. Now that we have the benefit of several years of data since the changes discussed above were introduced, we are able to see the development of the necessary connections. However, simply getting to this point of alignment is not enough. What we have learned along the way is that all leaders within Carriage must constantly focus on the numbers to ensure the correlation between performance and incentives remains strong, and if the numbers begin to tell a different story, we will be quick to diagnose the changing circumstances and identify updates to ensure continued alignment and evolution of our models and approach to optimize future performance within the dynamically changing markets in which we operate. As Jack Welch once said, always be prepared to “change, before you have to.”

The Carriage Market Share Growth Story

Some may look at the above data and information and speculate that the COVID-19 Pandemic beginning in 2020 is as important a driver for this performance/incentive alignment as are the changes to the Funeral Standards Operating Model and annual and five year incentive awards. Until recently, we simply did not have enough meaningful pandemic related data to help address that question. What we do know is that during the first year of the pandemic, nobody knew exactly how it would evolve or affect the world, let alone how it would impact different industries and specific businesses. As we approach two years of living with the various impacts caused by this pandemic, we now have the benefit of better data which allows us to identify certain trends.

While much of the COVID-19 related data involves some uncertainties, particularly as we learn more about its impact as time goes on, there is now enough data to give us a roughly right idea of some of its impact on our businesses. For example, in December 2020 our businesses began to formally indicate whether a death was related to COVID-19 when they entered contracts into our contract management system. These indications have been supported by death certificates listing the cause of death as being COVID-19 related. With that said, we also know that when a death certificate indicates COVID-19 as the cause of death, there may have actually been other non-COVID related circumstances that ultimately caused the death.

When we look at total calls from 2019 (the last full year prior to the pandemic) to 2021 (the first full year when reported COVID-19 related deaths were captured on our contracts) among our same store funeral home portfolio, the data tells a clear story of market share growth. Among all of our funeral homes in the same store portfolio, we have seen growth in total number of calls of 20.9% from 2019 to 2021. Of that 20.9%, approximately 13.2% is related to reported COVID-19 related deaths, meaning 7.7% of the total growth is not related to COVID-19. Among our same store funeral portfolio of businesses, approximately 75% of those businesses show growth beyond COVID-19 of more than 10% when looking at 2019 calls versus 2021 calls. This strong growth beyond COVID-19 supports a market share growth story in line with the performance and incentive alignment discussed above. Moreover, when reviewing the Center for Disease Control and Prevention’s data of COVID-19 related deaths, we note there were just over 37,000, or 25%, fewer COVID-19 related deaths in the United States in the fourth quarter of 2021 as compared to the fourth quarter of 2020. Despite that significant year over year decrease in COVID-19 related deaths in the United States, our Same Store Funeral businesses saw an increase of more than 300 contracts during that same time period. As Mel often says, “the data don’t lie!”

As we continued to analyze the data, we identified another strong trend which further supports Carriage’s market share growth story. “Preneed maturity” describes the process of when a preneed contract goes atneed and is served. When the preneed maturity rate goes down, that means we are serving more pure walk in atneed families than we are serving preneed families whose contracts go atneed. If the preneed maturity rate goes down and our total contract growth rate goes up, it is highly likely we are gaining market share. The table on page 24 shows the preneed maturity rate for our same store funeral group slowly declining for several years, including a significant decline of more than 2% in 2021 when compared to 2020, despite the total number of calls increasing by more than 3,500 during that same one year period. The combination of these trends strongly supports the growth in market share story that our Managing Partners and Directors of Support have been sharing with us for the past two years.

While we acknowledge COVID-19 related data is far from perfect, we do now have enough insight into reported deaths attributable to COVID-19 to make some roughly right inferences, particularly when that data is supported by other trends within our same store funeral portfolio. When we take a comprehensive look at the new addition of talent to field leadership, the revamped approach to incentive compensation placing an emphasis on margins, and the key updates to our Funeral Standards Operating Model focusing on Compounded Net Revenue, we believe the story over the past three years of Transformative Change can now also be told as a Carriage Market Share Growth Story.

SUPPORT CENTER ORGANIZATION STRUCTURE/TALENT AND CONCEPTUAL VISION UPDATE

Much like the rest of Carriage, our Support Center Teams have seen significant changes over the past three years aimed at strengthening leadership and building a positive high performance culture environment of collaboration. As a self-proclaimed “People First” company, we have looked for ways to make sure we are true to that focus.

First Who, Then What: Those who have followed Carriage over the past few years know that we have been aggressive in identifying and recruiting top talent. While we are excited about the leadership we have in place, we continue to work to identify areas where we can get even better. For example, Carlos mentioned our focus on leveraging technology and recruiting a Chief Information Officer to lead this effort. This is an area, much like sales when Carlos joined, that presents incredible opportunity and upside for our team that has yet to be realized.

Carlos also referenced Shane Pudenz leading our Sales and Marketing team moving forward. It is important to note that our focus on marketing, with Shane and Alfred’s leadership, is new for Carriage. Again, as with sales and technology, a dedicated focus on marketing offers us a new and exciting opportunity for accelerated growth.

Within the teams that I have the privilege of leading, Human Resources, Legal, Risk Management and Business Development, we have incredible internal talent who are Energized, motivated, and doing much more than just offering top notch support to our businesses. These leaders are also identifying new opportunities to help drive our results forward and they broadly perform with a “owner’s mindset” similar to what we see from our Managing Partners. It is an honor to work with this type of talent and it is fun to see the level of pride and excitement they have for Carriage and their fellow teammates.

Right Who’s in the Right Seats: In addition to bringing in new talent to lead critical areas of our growth strategy, we have also focused on involving more talented individuals in key projects and brainstorming sessions, intended to build collaboration and provide a platform for new and innovative ideas to gain traction. This process has also led to asking several leaders to take on new responsibilities, sometimes outside of their background or comfort zone, in an effort to stretch development and drive new thinking. Within some teams, we have created unconventional leadership structures, and more broadly, we have worked to involve leaders from different teams in strategic areas with which they may not have previously been involved. The goal has been, and continues to be, to identify talent and position those individuals to contribute beyond their current responsibilities.

Two of the 4E’s of Leadership – Energy & Energize!: As part of an effort to build a first class environment that will help us retain and attract the best talent in, and outside of, the industry to help support our colleagues in the field, we knew that getting the people part of the equation right was not enough. We also needed to make sure that these leaders had a work environment that matched their level of Energy. To that end, last year we were excited to welcome our Support Center Teams back to an office environment that is lighter, brighter, and filled with the leadership branding and Carriage history that we talk about so frequently.

Our High Performance Culture is on full display as you walk through the halls of our Houston Support Center. On our walls, you will see everything from quotes from Jim Collins to the “Investor’s Business Daily 10 Secrets to Success,” to the 4E’s of Leadership, to our Five Guiding Principles, just to name a few. This personalization of our leadership focus and investment in the people who support our colleagues in the field every day has led to a noticeable difference in energy and daily “buzz” as we go about our business. In fact, a recent visitor said to me, “If I didn’t know I was at Carriage, I would think this was an office for Google or Apple.” We definitely took that comment as a compliment. But don’t take our word for it, we invite anyone interested in learning more about Carriage to come visit our Energized Support Center and meet the talented people who make up the teams that provide Carriage with a competitive Edge in the area of comprehensive support.

As Carlos described earlier, our Good To Great High Performance Flywheel was put in place to serve as an overview of our unique High Performance Culture. It was also intended to be a catalyst for discussion by leaders with leaders as to how they can work together to drive higher performance through the various eight components of the flywheel, ultimately leading to greater and sustained performance. We are confident that our Support Center Team of Teams is comprised of some of the best talent in the industry and our focus now is to make sure we continue to surround them with other top talent and provide them with an equally impressive environment for growth and achievement in which they can contribute to the continued acceleration of our Good To Great High Performance Flywheel moving forward,” concluded Mr. Metzger.

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ADJUSTED FREE CASH FLOW AND LEVERAGE RATIO

	Years Ended December 31,
	2020	2021
Net Cash Provided by Operating Activities	$82,915	$84,246
Cash used for Maintenance Capital Expenditures	(8,762)	(13,315)

Free Cash Flow	$74,153	$70,931
Plus: Incremental Special Items:
Federal Tax Refund	(7,012)	—
Severance and Separation Costs	563	1,575
Litigation Reserve	270	—
Disaster Recovery and Pandemic Costs	1,627	2,157
Other Special Items	362	1,020

Adjusted Free Cash Flow	$69,963	$75,683
Proforma for Full Year Impact of Bond Refinancing	—	4,000

Proforma Adjusted Free Cash Flow	$69,963	$79,683

Revenue	$329,448	$375,886
Adjusted Free Cash Flow Margin	21.2%	20.1%
Proforma Adjusted Free Cash Flow Margin	21.2%	21.2%

Ben Brink, Executive Vice President and Chief Financial Officer, stated, “For the full year 2021, our Adjusted Free Cash Flow totaled $75.7 million and Adjusted Free Cash Flow Margin was 20.1% compared to $70.0 million and 21.2% respectively in 2020. However, adjusting for the full-year pre-tax impact of the refinancing of our $400 million 4.25% senior note issue on May 13, 2021 would produce an additional $4 million of Adjusted Free Cash Flow. Therefore, our Proforma Adjusted Free Cash Flow was $79.7 million and Proforma Adjusted Free Cash Flow Margin was 21.2%.

Net Cash Provided by Operating Activities increased $1.3 million and Total Adjusted Free Cash Flow increased $5.7 million year over year due to improved operating results while Adjusted Free Cash Flow Margin decreased 110 basis points due to an increase in maintenance capital expenditures of $4.6 million and higher cash taxes paid in 2021 of $13.6 million. Proforma Adjusted Free Cash Flow increased $9.7 million and Proforma Adjusted Free Cash Flow Margin was flat compared to 2020. We continue to view the Adjusted Free Cash Flow Margin as an important metric for investors to track as it shows the amount of every dollar of revenue that is available for Capital Allocation to optimize the long-term growth of Intrinsic Value Per Share.

For 2022 our Roughly Right Range for Adjusted Free Cash Flow is $82 - $86 million and 21% - 22% for our Adjusted Free Cash Flow Margin. We expect Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin to increase this year due to the continued high margin revenue momentum in our businesses and a full year impact from lower interest costs from our senior note refinancing completed in May 2021.

Our Total Debt to Adjusted Consolidated EBITDA Leverage Ratio at year end was 4.5 times at December 31, 2021 compared to 4.0 times at the end of the third quarter and 4.4 times at the end of 2020. The increase of 0.5 times of leverage compared to the third quarter is entirely attributable to the increase in our share repurchase program in the fourth quarter, as we opportunistically repurchased our shares at a significant discount of 34.7% compared to the $75 per share mid-point of our increased opinion of the Roughly Right Range of Intrinsic Value Per Share.

What is remarkable about our operating performance and capital allocation in 2021 is that we were able to refinance our capital structure that included a $19.9 million prepayment penalty on $400 million of eight year 6.625% senior notes to reduce interest costs by $9.5 million annually, invest $11.6 million in high return internal growth projects and repurchase 16.0% of our shares outstanding for approximately $142.5 million ($49.01 per share), while maintaining our leverage ratio approximately flat compared to year end 2020. The transformation that has occurred in 2021 demonstrates the amount of financial flexibility Carriage has with our improved, low-cost capital structure and our high amount of recurring and growing Adjusted Free Cash Flow…aka A Free Cash Flow Machine! We intend to allocate capital with return on invested capital discipline and savviness as outlined below while being able to maintain a Total Debt to Adjusted Consolidated EBITDA Leverage Ratio within a range of 3.6 to 4.4 times (up to 4.5 times briefly if value creation opportunity justifies) with a sustainable policy of 4.0 times over the long term.

CAPITAL ALLOCATION PRIORITY

With our record 2021 operating and financial performance combined with the successful senior note refinancing transaction in May 2021, we believe that Carriage has entered into a long-term sweet spot for capital allocation and growth of Intrinsic Value Per Share as our recurring and growing free cash flow allows us to self-finance the majority of our capital allocation opportunities. During the fourth quarter we continued to strategically allocate capital, primarily towards the execution of our share repurchase program. We believe that it remains important to update investors quarterly on our current capital allocation priorities as detailed below:

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Strategic Acquisitions: We will have more opportunities to selectively allocate capital in 2022 and beyond to high quality acquisition candidates in large strategic growth markets where our conservatively expected return on invested capital can be approximately 15% in the early years post integration, then growing higher once fully optimized as part of our operating and support framework. The acquisition landscape continues to look highly favorable for Carriage, as owners of the best remaining independent funeral homes and cemeteries in America look for a succession planning solution, such as Carriage, that has the long-term track record and reputation as the consolidator of choice in the industry. We believe the industry is entering into a phase of increased consolidation as the COVID Pandemic has caused many high quality business owners to accelerate their timeline for succession planning decisions.

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Share Repurchases: We will continue to prioritize open market share repurchases when our stock trades at a discount of 10% or more compared to the lower end of the $10 per share Roughly Right Range of Intrinsic Value Per Share, which in our opinion is currently $70 to $80 per share. Therefore more capital will be allocated to our share repurchase program when our shares trade below $63 per share.

During the fourth quarter we repurchased 1,462,786 shares for $80.7 million with an average purchase price of $55.19. With the share repurchases completed in the fourth quarter, our total shares repurchased for 2021 were 2,906,983 for a total cost of approximately $142.5 million that equaled an average purchase price of $49.01. This significant investment in our own shares over the second half of 2021 is indicative of our confidence in the future of Carriage and the view that our shares remain significantly undervalued compared to the low end of the previous Roughly Right Range of Intrinsic Value of $65 - $75 per share and even more so when compared to the current Roughly Right Range of $70 - $80 per share. The average purchase price for the shares repurchased in 2021 of $49.01 is a 34.7% discount to the mid-point of our updated Roughly Right Range of Intrinsic Value.

The 2,906,983 shares repurchased in 2021 represents 16.0% of the shares outstanding prior to the start of our repurchase program which was primarily executed over the second half of the year. The impact to our reduced fully diluted GAAP share count will be apparent as we report the first quarter results of 2022, as we expect Basic Shares Outstanding to be approximately 15.3 million and Diluted Shares Outstanding to be approximately 16.5 million after accounting for dilution from 475,235 of “in the money” vested options and 730,480 shares related to the vesting of the third tier of our Good To Great II Long Term Shareholder Value Creation Plan. The 730,480 shares related to the vesting of Good To Great II are only payable to participants in the first part of 2025 and are conditional on employment at the end of 2024.

Since the Good To Great II Shareholder Value Creation Plan was approved on May 16, 2020, seven senior participants have left the company and received no value in vested shares upon their departure. These seven participants would have been eligible for 234,128 shares at the current vesting of tier three that would have been equal to approximately 33% of the current total of 730,480 shares for the remaining forty-eight participants.

We are pleased to announce the authorization by our Board of an additional $75 million to our share repurchase program, which along with previously approved and available amounts, brings our total availability to approximately $83.1 million, equal to approximately 10.0% of our current equity market capitalization. We will continue to balance our share repurchase program versus any near-term acquisition activity and our intention to maintain a moderate Total Debt to Adjusted Consolidated EBITDA ratio.

•

Internal Growth Projects: The first priority for our internal growth capital expenditures in 2022 will be to accelerate the development of high-quality cemetery inventory that will deliver high rates of return on invested capital quickly after completion. Secondarily, we will prioritize our internal growth capital on targeted funeral home remodels and expansions to help enhance our service and guest experience to accelerate growth in local market share.

We allocated $24.9 million towards capital expenditures in 2021 split between $13.3 million of maintenance capital expenditures and $11.6 million of growth capital expenditures. The primary drivers of increased capital expenditures in 2021 compared to 2020 were cemetery property development, funeral home refresh and remodels, vehicle fleet upgrades and information technology investments. We currently expect capital expenditures in 2022 to be approximately $23 - $24 million allocated evenly between maintenance and growth capital expenditures.

•

Debt Repayment: The execution of our share repurchase program in the fourth quarter caused our total debt position to increase $67.8 million and our Total Debt to Adjusted Consolidated EBITDA leverage ratio to increase 0.5 times to 4.5 times at year end compared to the third quarter. While the 4.5 times is at the upper end of our previously announced leverage ratio target range, we believe the recurring and growing amount of Adjusted Free Cash Flow is highly resilient to sudden economic shocks (high free cash flow characteristics of this industry, but especially Carriage), and provides the necessary financial flexibility to opportunistically allocate capital in any environment while maintaining Total Debt to Adjusted Consolidated EBITDA Leverage Ratio in a range of 3.6 to 4.4 times. Our current Total Debt to Adjusted Consolidated EBITDA Leverage Ratio is 4.38 times as of February 23rd.

•

Dividends: Our current annual dividend is equal to $.45 per share (dividend yield of about 0.85%), totaling approximately $7.4 million annually equal to almost 9% of the $84 million mid-point of the Roughly Right Range of Adjusted Free Cash Flow for 2022. We will reevaluate our dividend policy annually and at other relevant points in time while maintaining a dividend policy that will approximate 10% of our Adjusted Free Cash Flow and a 1% dividend equity yield.

TRUST FUND INVESTMENT PERFORMANCE

	2021	Annualized 2009 - 2021
CSV Discretionary Portfolio	19.3%	14.3%
S&P 500	28.7%	16.0%
DJIA	20.9%	14.4%
NASDAQ	22.2%	20.7%
HY Bond Index	5.3%	10.6%
70/30 HY/S&P Bond	12.3%	12.6%

Our discretionary preneed trust fund portfolio had another extraordinary year in 2021 with a total return of 19.3% versus 28.7% for the S&P 500 and 12.3% for our 70/30 HY Bond/S&P 500 benchmark. The total return of our discretionary trust portfolio for 2021 continued our long-term track record of highly successful investment management since we took over management of the preneed trust assets in October 2008 at the beginning of the Credit Crisis and Great Recession. Over the past thirteen years, since the beginning of 2009, our total return for our discretionary preneed trust portfolio has been 14.3% compared to 16.0% for the S&P 500 and 12.6% for our 70/30 HY Bond/S&P 500 benchmark. We use a 70/30 HY Bond/S&P 500 Benchmark for consistency even though our allocation to fixed income, primarily High Yield (no junk!), has varied between 50% to 80% over the last thirteen years.

I began my tenure at Carriage on January 22, 2009 in the middle of the Credit Crisis and Great Recession brought on by the housing market collapse and an overleveraged global banking system. What I didn’t know then was that I was about to embark on a thirteen year learning journey that never ends regarding investment management. In working closely with Mel and studying other great investors, particularly Warren Buffet and Charlie Munger, I have learned a number of important lessons in regard to what makes a great long-term investor. I believe the most important as it relates to our success and ongoing management of our discretionary trust funds are the following: the ability to remain patient and disciplined in your preparation, so that when major market dislocations do arise, you have the fortitude and ability to evaluate and make investment decisions that are within your own defined circle of competence, which enables you to make significant rotations when market fear and volatility are at their highest.

Patience

“Experience tends to confirm a long-held notion that being prepared, on a few occasions in a lifetime, to act promptly in scale, in doing some simple and logical thing, will often dramatically improve the financial results of that lifetime. A few major opportunities, clearly recognizable as such, will usually come to one who continuously searches and waits, with a curious mind that loves diagnosis involving multiple variables. And then all that is required is a willingness to bet heavily when the odds are extremely favorable, using resources available as a result of prudence and patience in the past.”

-Charlie Munger, Wesco Financial Annual Meeting 1996

I believe a significant part of our long-term success in managing our discretionary preneed trust portfolio has come from our ability to remain patient and wait to make major rotations within our portfolio during times of severe volatility and fear in the market. When I started at Carriage in the middle of our first major asset rotation during the height of the Credit Crisis and Great Recession, I certainly didn’t know much, but I knew enough to understand what Mel was doing and that the execution of his clearly defined written repositioning strategy was different and absolutely ran counter to every headline or talking head out there in the financial media. That is when I began to learn what Mel has taught us at Carriage:

“Great investment returns are produced by those fearless yet analytical souls who go where everyone else has fled and find a fundamental reason to stay.”

During late 2008 and early 2009, a significant concern in the market was the health of the world financial system and the long term viability of individual financial institutions brought on by the subprime mortgage crisis and exacerbated by the myriad of failing collateralized debt obligations held by banks and investors. The Troubled Asset Relief Program (TARP) was created to stabilize the U.S. financial system through purchases of distressed assets from financial institutions, which eventually morphed into direct capital injections by the government in the form of preferred stock with 10 year detachable equity warrants.

Once we studied the terms of the TARP Program (Mel’s credit background was at Prudential and Texas Commerce Bank, now JPMorgan Chase), we determined that the risk of ‘nationalization’ of the banking system was essentially zero and hysterically overblown in the financial media, as the clear goal of the program was “To Restore Trust and Confidence in the Financial System!” We quickly recognized that the newly issued preferred stock by the 19 “Too Big To Fail” large banks and insurance companies to the government would be ranked pari passu (equal) with the perpetual preferred stocks of these banks that were already outstanding. Based on this analysis we began to rapidly increase our positions in the perpetual preferred stocks of large financial institutions (Bank of America, Wells Fargo, Citigroup, PNC, Goldman Sachs, SunTrust, Liberty Mutual, etc.) at prices significantly below par (lowest was 15¢ on the dollar!) with the belief that these financial institutions would recover sufficiently over time in order to pay the full principal amount when due, with the ability to earn a high amount of recurring interest income at double digit yields (large double digit yields in numerous cases, e.g. B of A 8%’s at 33¢ on the dollar) on cost while we waited.

Our investments in “Too Big To Fail” perpetual preferred securities during the depths of the 2008/2009 Credit Crisis and as late as May 5, 2010 (date of first “Stress Test” by Fed on 19 ‘Too Big To Fail’ financial institutions, after which we acquired several million of Wells Fargo 7.98% perpetual preferred at 60¢ on the dollar after it passed the Stress Test?!?) is an example of our ‘willingness to bet heavily when the odds are extremely favorable’.

A particular example of this philosophy in action during this period (one of Mel’s favorites) was the purchase of $3.0 million 8.4% Citigroup perpetual preferred at an average cost of $50 ($1.5 million investment) in late 2008/early 2009. Citigroup was the only “Too Big To Fail” bank that subsequently had to be ‘bailed out’ twice, so as part of its second bail-out the Federal Reserve mandated a ‘punitive cram-down’ or forced exchange of our series of perpetual preferred securities. Our $3.0 million par amount of preferred securities were discounted only 5% from the face amount ($150,000) with the balance of $2,850,000 converted into common shares at the market price of $3.25 per share, providing us 877,000 new common shares of Citigroup with an average cost of $1.71. Based on our fundamental analysis of the 3 to 5 year earnings and valuation outlook for Citigroup, we sold our entire position in the fourth quarter of 2009 at an average price of $4.65 per share after the exchange for a total gain of $2.6 million or approximately 180% in approximately 10 months.

After the “Punitive Citigroup Cramdown” that resulted in a huge windfall gain for our trust portfolio, Mel wrote one of his witty “Metaphor Memo’s,” relating the government action to the famous fable about Brer Rabbit, Brer Fox and the Briar Patch: “Please Mr. Fox, you can eat me (and do all those other terrible things to me), but please don’t throw me back into that briar patch!” The point of the fable was how to get recalcitrant idiots to do what you want them to do! So Mel’s mantra became, “Please Mr. Fed., I’m fine with whatever you want to do with me, except please don’t punish our innocent trust funds by cramming down our perpetual preferred stocks in Too Big To Fail financial institutions! Please don’t do that because they wouldn’t be perpetual anymore, and no one would ever trust them again!!”

During each of the major “market meltdowns” over the last thirteen years, we always pick a humorous theme or two that fits the craziness and/or panic in various sections of the market at that time. These “market meltdowns” over the past thirteen years where we have taken advantage of extreme uncertainty and fear in markets to execute significant relative value rotations involving substantial capital deployments include; the downgrade of the U.S. credit rating by S&P in August 2011, when oil prices collapsed in late 2015/early 2016, and most recently during the depths of the Coronavirus Market Crisis in March 2020 and thereafter (lots of favorite purchases). In each of these instances we have positioned the discretionary preneed trust portfolio for higher amounts of recurring income and long term realized capital gains, which has led to sustainably higher recognized Financial Revenue and EBITDA for Carriage.

Circle of Competence

“What an investor needs is the ability to correctly evaluate selected businesses. Note that word “selected”: You don’t have to be an expert on every company, or even many. You only have to be able to evaluate companies within your circle of competence. The size of that circle is not very important; knowing its boundaries, however, is vital.”

-Warren Buffett, Berkshire Hathaway Annual Letter to Shareholders, 1996

Since we began to direct the investment decisions within our discretionary preneed funeral and cemetery trust funds on October 14, 2008, our investment strategy has been to run a balanced portfolio that prioritizes recurring income through high yield fixed income and high dividend equity securities, combined with a smaller concentration of equity positions that we believe will appreciate substantially over the next 3 to 5 years and produce large capital gains. We eschew companies that have unsustainable high equity valuations, while focusing our equity investments in companies that have sustainable and growing free cash flow, have opportunities to invest that free cash flow at higher rates of return on invested capital, and therefore have the ability to grow their dividend over time. Our fixed income investments must pass our own internal credit rating based on our analysis (zero reliance on credit rating agency reports) of the underlying company’s ability to pay their interest and principal when due. Importantly, we invest in the equity of companies where we can understand their business, industry and future growth potential and are comfortable owning their shares forever.

The results of our discretionary trust fund portfolio over the long term are a result of our ability to remain within our well-defined circle of competence, while remaining patient to make significant rotations in the trust fund portfolio when market fear and volatility are at their highest. One of the most remarkable aspects of our long-term investment management track record is our ability to trail the S&P 500 index on average by only 170 basis points annually while maintaining no less than a 50% weighting toward fixed income securities. Our investment strategy has been time tested through a series of periods with severe market turmoil and the consistency of our approach will continue to add value through recurring and growing Financial Revenue and EBITDA over the timeframe of our increased Three Year Roughly Right Ranges Performance Scenario 2022 -2024.

Portfolio Update/2021 Results

Execution of our strategy at the depths of the Coronavirus Market Crash has led to an increase in the recurring annual income in the portfolio by approximately $8.2 million to $17.6 million, the majority of which is realized and recognized monthly through our cemetery perpetual care earnings. Additionally, since our major capital deployment during the peak of the Coronavirus Market Crisis and thereafter, we have recognized approximately $31.1 million of realized long term capital gains in the portfolio that have been allocated to the underlying preneed funeral and cemetery contracts which have an average maturity of 12 to 15 years.

As a result of our successful repositioning strategy, we have constructed the discretionary preneed trust fund portfolio for a higher interest rate and inflation environment that is largely resilient to bouts of market volatility such as that experienced so far in 2022. Our discretionary trust fund portfolio year to date in 2022 has a return of approximately negative 1.8% compared to a negative return of 8.6% for the S&P 500 and negative return of 5.6% for our 70/30 HY Bond/S&P 500 benchmark.

A primary reason for our outperformance was an early shift in our portfolio at the end of 2019 (to raise cash for redeployment) away from a small concentration of high growth, big tech stocks toward higher dividend stocks during the COVID market crash, especially materials and economically sensitive stocks with pricing power to offset inflationary trends. The same shift by many professional money managers seemingly all at the same time has resulted in a YTD decline in NASDAQ of over 14%. The total yield on market value of our invested discretionary trust assets of $242 million (excluding cash) as of February 18, 2022 was 6.7% (combined equity and fixed income portfolio) thereby providing a large and resilient income cushion to sector rotation shifts and volatility in the market. We also have 7% of total assets in cash waiting for another meaningful opportunity to deploy capital at high rates of return.

The successful long term management of our discretionary preneed trust funds has led to a significant increase and sustainability of Carriage’s reported Financial Revenue and Financial EBITDA. In 2021, Financial Revenue increased $3.0 million or 15.2% to $22.9 million and Financial EBITDA increased $2.8 million or 15.1% to $21.4 million compared to 2020. The primary driver for increased Financial Revenue and EBITDA was increased cemetery perpetual care income from a full year of recognizing increased annual income from our trust fund portfolio repositioning strategy. We expect Financial Revenue and EBITDA to have incremental growth in future years due to the recurring nature of interest and dividend income earned in the trust funds along with higher recognized matured preneed contract values from capital gains realized in the trusts and allocated to the underlying preneed contracts. For 2022 our Roughly Right Range for Financial Revenue is $23.5 - $24.0 million with a Financial EBITDA Margin Range of 93.5% - 94.0%.

We view the long-term nature of the underlying preneed funeral and cemetery contracts and the cemetery perpetual care assets as a competitive advantage in managing our preneed trust assets. We do not have to be concerned about funds flow risk from cash redemptions when markets are crashing and liquidity and price discovery have essentially disappeared. Nor do we have to mark to market securities that we own or purchase during severe market downturns, having confidence that unrealized losses even of a large magnitude (March 23, 2020) would turn into large unrealized gains upon an eventual market recovery, which has been the case in each major market correction over the last thirteen years.

The long-term nature of these liabilities allows us to manage the preneed trust fund portfolio with a long-term mindset versus having the pressure of short-term scoreboard watching with quarterly and annual return expectations. We will remain consistent in our approach to managing our preneed trust assets by staying within our circle of competence and being prudent and patient to wait for those rare opportunities to allocate capital at scale to position the trust fund portfolio for continued long-term outperformance.

FINANCE ORGANIZATION STRUCTURE/TALENT AND CONCEPTUAL VISION UPDATE

At the beginning of 2021 we reorganized our Finance functions into one team under my leadership. Our goal as a Finance Leadership Team was to improve alignment across our teams (Accounting, Financial Reporting, Treasury, Trust Investments, Preneed, Audit and Tax) with our goals of a company to be The Best Operator, Consolidator and Value Creator that just happens to be in the funeral and cemetery industry. Two great examples of how our Finance teams contributed to our success in 2021 were the continued evolution of our Operating and Financial Trend Reports and the significant improvement in our GAAP effective tax rate throughout the year.

Trend Reports

Our Financial Reporting and Accounting Teams, under the leadership of Adeola Olaniyan, are responsible for compilation and accuracy of our innovative Operational and Financial Trend Reports that are intended to provide investors with a more transparent view of our results and what we view as the sustainable earnings power of Carriage. Over the years the evolutionary change that has occurred here at Carriage has led to expenses related to severance, goodwill write-downs, gain or loss on divestitures, large legal settlements and financing costs that we have added back to GAAP earnings as Special Items since we do not view these expenses as core to our operations. More recently in 2020 and 2021, costs related to the COVID-19 Pandemic have also been included as Special Items since we don’t view them as recurring expenses in the future. Our reported Non-GAAP Adjusted Diluted Earnings Per Share and Adjusted Consolidated EBITDA without the Special Items as presented in our Trend Reports represent the true earnings power of Carriage.

I remember fondly one of my first investor relations trip with Mel back in August 2015 when an astute investor commented that Warren Buffett would not look favorably on the number and the type of Non-GAAP Special Items we were adding back at that time. Mel took his criticism as an arrow to his heart vowing that someday we would emerge from his “Chief Mistake Maker” phase as a high performing GAAP Company. That was a message well received and a great lesson for yours truly! Since then, we have worked to better define one-time, non-recurring expenses with the goal over time for GAAP and Non-GAAP to more closely align. Over this six-year time period the largest dollar amount of Non-GAAP Special Items have been related to the debt extinguishment and refinancing, gain or losses on divestitures and write downs of Goodwill. With the complete transformation that has occurred within our operating businesses, the completion of the senior note refinancing transaction in May 2021 and the conclusion of our divestiture program early this year we believe we will have less one-time, non-recurring expenses and that GAAP EPS and Non-GAAP Adjusted EPS will be more closely aligned in the future.

Tax Rate

In the first quarter of 2021 our GAAP effective tax rate was an estimated 31%, a percentage that we deemed too high based on are anticipated pre-tax book income for 2021, the states and jurisdictions in which we operate in and other comparable publicly traded companies. Our Tax Team under the leadership of Katrina Blume went to work to identify structural opportunities to lower our GAAP effective tax rate. In collaboration with our Legal, Accounting and Information Technology Teams, our Tax Team led the effort to simplify our state legal entity structure and improve state tax provision planning that resulted in improved expense apportionment, particularly in high tax jurisdictions.

As a result of these efforts our full year 2021 GAAP effective tax rate, excluding discrete tax benefits, was 27.8%, a full 320 basis points lower than where we started in the first quarter of the year. This significant decrease in our GAAP effective tax rate from continuing operations over the course of 2021 contributed an estimated $.08 of earnings per share. Importantly, the improvements implemented will continue to have benefit to both our GAAP effective tax rate and cash taxes paid going forward. We believe we have additional opportunities to incrementally lower the GAAP effective tax rate in 2022 and are hard at work to implement these changes in the first half of the year. While we don’t expect us to reduce our GAAP effective tax rate another 320 basis points in 2022, we do believe that we can have a sustainable GAAP effective tax rate over the long term of approximately 27.0% absent any significant changes to federal corporate tax policy, which we believe is unlikely anytime soon.

INCREASED ROUGHLY RIGHT RANGE OF INTRINSIC VALUE PER SHARE

Based on the continued strong operating and financial performance across Carriage and the execution of our share repurchase program in the fourth quarter, we are excited to again announce an increase in our opinion of the Roughly Right Range of Intrinsic Value Per Share to $70 - $80 per share based on the methodology outlined below. We believe it is important to provide an updated Roughly Right Range of Intrinsic Value Per Share as it allows investors to have insight into how we intend to make capital allocation decisions in both the short and long term. The mid-point of our Roughly Right Range of Intrinsic Value Per Share of $75 is $5 per share or 7.1% higher than when we reported at the end of the third quarter, and $20 per share or 36.4% from our original Roughly Right Range of $50 to $60 per share that we announced on May 13th in conjunction with closing of our senior note refinancing.

We believe that a Free Cash Flow Equity Yield is the preferred valuation methodology when we calculate our opinion of our Roughly Right Range of Intrinsic Value Per Share given our demonstrated ability to generate a high amount of sustainable and growing Free Cash Flow. We also view a Free Cash Flow Equity Yield Range of 6.4% - 7.4% as a reasonable range of Free Cash Flow discount factors based on our current weighted average cost of capital of 6.4%, which is a 100 basis point decrease from prior to our senior note refinancing transaction, especially given our Free Cash Flow generation capabilities and our ability to allocate that cash capital into higher rates of return investments in the future.

We calculate the Roughly Right Range of Intrinsic Value Per Share using the mid-point of our 2022 Roughly Right Range Performance Outlook for Adjusted Free Cash Flow of $84.0 million. Dividing the $84.0 million of Adjusted Free Cash Flow by the current Free Cash Flow Equity Yield Range of 6.4% - 7.4% equals an equity market capitalization range of $1,135.1 million to $1,312.5 million.

We divide the equity market capitalization range of $1,135.1 million to $1,312.5 million by our fully Diluted Shares of 16.5 million, which equals an Intrinsic Value Per Share Range of $68.79 - $79.55. When rounded up equals our increased Roughly Right Range of Intrinsic Value Per Share of $70 to $80 per share.

FINAL THOUGHTS ABOUT “GETTING TO THE OTHER SIDE”

When I reflect on the past two years, I continue to return to our themes for each year and the action words we used: Transformative and Accelerating.

Carriage Services 2020: Transformative High Performance.

Carriage Services 2021: Accelerating High Performance Flywheel Effect.

What I have experienced up close and personal, and what should be taken away by the reader of this Shareholder Letter, is that there has been a complete High Performance Transformation at Carriage and it is only Accelerating. This broad transformation has manifested itself in higher organic market share growth; significantly improved cemetery sales, operations and profitability; sustainably higher preneed trust fund income and Financial Revenue; improved Operating Leverage at our local funeral homes and cemeteries leading to higher Field EBITDA Margins; improved Overhead Platform Leverage with greater size and scale; greater Consolidated Platform Leverage with more opportunities for capital allocation at higher rates of return on invested capital; improved Capital Structure Leverage with a low-cost long-term balance sheet that provides greater financial flexibility at a lower cost of capital; and a significantly lower share count.

For any investor who has made it this far in this Shareholder Letter, and whose curiosity is piqued by our unique and differentiated High Performance Culture that we have described in this Shareholder Letter, I would encourage you to begin your journey of “Getting To The Other Side” by first studying our available materials on our investor relations website (Shareholder Letters and Quarterly Earnings Press Releases), then come visit us in Houston for a look underneath the Carriage covers to truly understand the long-term Value Creation Dynamics that are at work at Carriage. What you will find is a company that has undergone a radical Transformation which is producing Accelerating High Performance led by an amazing group of talented entrepreneurial leaders across Carriage who have formed an Unbreakable Union Of Belief in our Vision of Being The Best on a Good To Great Journey that never ends. It is because of this Accelerating High Performance Transformation that all the leaders here at Carriage have the confidence to say that the Best Is Yet To Come!”, concluded Mr. Brink.

CARRIAGE 2021 PINNACLE OF SERVICE AWARD WINNERS – HIGH PERFORMANCE HEROES

I am delighted to announce that we had 68 businesses (55 funeral homes and 13 cemeteries) which earned Pinnacle Awards and Being The Best Standards Achievement Bonuses for the Managing Partners and employees of each business. This group of winners represented the Company’s High Performance Culture as well as their businesses contributing $183.6 million in revenue (48.8% of Total of $375.9 million), $81.4 million in Field EBITDA (46.6% of Company Total of $174.6 million) and an EBITDA Margin of 44.3% (Total Company Field EBITDA Margin of 46.5%).

The 67 Pinnacle Award winners included 54 businesses (49 funeral homes and 5 cemeteries) which averaged 70% Standards Achievement over the 3 year period 2019-2021 (20 of these businesses also achieved 100% in 2021 under the updated / rebooted Performance Standards), and 14 businesses (7 funeral homes and 7 cemeteries) which had 100% Standards Achievement in 2021.

As an important part of High Performance Culture tradition and language, and because we have a passionate conviction that RECOGNITION is the highest form of motivation, listed below are Carriage’s Being The Best Pinnacle of Service Award winners for 2021:

2021 “Being The Best” Pinnacle Of Service Award Winners

*Tim Hauck	Lee County Cremation Services Harvey-Engelhardt/Fuller Metz
Benjamin Friberg	Heritage Funeral Home and Crematory
Ken Summers	P.L. Fry & Sons
Alan Kerrick	Dakan Funeral Chapel
Loren Forastiere	Forastiere Group
Cyndi Hoots	Schmidt Funeral Homes
Mike Conner	Conner-Westbury Funeral Home
John Appel	Garden of Memories Funeral Home
Jenny Chen	Grant Miller Chapel
Ashley Vella	Deegan Funeral Chapels
Carlos Terrazas	Rolling Hills and Pacific Rim
Kevin Latham	Maddux-Fuqua-Hinton Funeral Homes
Brent Harrison	Crespo & Jirrels
Adam Mills	Glacier Memorial Gardens
*Larry Davis	Bunkers and Woodlawn Cemeteries Bunkers Mortuaries
David Salove	Cloverdale Cemeteries
Kim Mulkey	Sterling Funeral Homes
Anthony Rodriguez	Higgins Mortuary
Dorn Rademacher	Relyea Funeral Chapel
Jeff Seaman	Dwayne R. Spence Funeral Homes
Linda Newsom	Lawton-Ritter-Gray Funeral Homes
Johnny Garcia	Ceballos-Diaz Funeral Home
John Bresnahan	Devanny-Condron Funeral Home
Joseph Waterwash	Baird-Case Jordan-Fannin Funeral Home & Cremation Center
Andrew Cumby	Cumby Family Funeral Homes
Troy Knutson	Austin Funeral Home & Columbia Mortuary
David DeRubeis	Cody-White Funeral Home
Michael Relyea	Conrad & Thompson Funeral Home
Bob Thomas	Malone Funeral Home
David Feeney	Feeney Funeral Home
Cesar Gutierrez	Heritage-Dilday Memorial Services
* Qualified for 2 Businesses

“Being The Best” Pinnacle Of Service Award & 100% of Standards Award

Jason Higginbotham	Lakeland Funeral Home
James Terry	James J. Terry Funeral Home
Steven Mora	Conejo Mountain Funeral Home
*James Bass	Emerald Coast/McLaughlin Mortuary McLaughlin Twin Cities Funeral Home and Crematory
Robert Maclary	Kent-Forest Lawn Funeral Home
Justin Luyben	Evans-Brown Mortuaries & Crematory
Courtney Charvet	North Brevard Funeral Home
Brian Binion	Steen Funeral Homes
Jason Cox	Lane Funeral Home-South Crest Chapel
Trent Nielsen	Hennessey Valley Funeral Home & Crematory
Nicholas Welzenbach	Los Gatos Memorial Park
Kristi Ah You	Franklin & Downs Funeral Homes
Matthew Simpson	Fry Memorial Chapel
Kim Borselli	Fuller Funeral Home-Cremation Service
Christine Amittone	Greer Mortuary
Andy Shemwell	Neal Tarpley-Parchman Funeral Home
Betty Cundiff	Lotz Funeral Home
Curtis Ottinger	Heritage Funeral Home
Chad Woody	Richmond County Memorial Park
* Qualified for 2 Businesses

“Being The Best” Pinnacle 100% of Standards Award

*Buddy Ewing	Seaside Funeral Homes Rose Hill Memorial Park Seaside Cemeteries
*Michael Kelly	Resthaven Funeral Home Resthaven Memory Gardens
Tripp Carter	Bradshaw-Carter Memorial & Funeral Services
Geneva Gullion-Chitty	Darling-Fischer Garden Chapel
Rick Garofola	Bagnasco & Calcaterra Funeral Homes
Steven Mora	Conejo Mountain Memorial Park
*David Salove	Cloverdale Funeral Home
Hillcrest Memorial Gardens
Brad Shemwell	Latham Funeral Home
Courtney Charvet	Oaklawn Memorial Gardens & Mausoleum
Robert Coleman	Sullivan Cemeteries
* Qualified for 2 or More Businesses

CARRIAGE 2021 GOOD TO GREAT AWARD WINNERS

Our five-year incentive award, called the Good To Great Award, is directly linked to our annual Being The Best Pinnacle Award which itself is linked to High Funeral Standards Achievement over a full year, i.e. our Good To Great Awards require high and sustained Being The Best Standards Achievement over a full five years. We have had many wonderful performances since the start of our Good To Great Journey in 2017 by High Performance Hero Funeral and Cemetery Managing Partners and Sales Managers and their teams of winning employees, so I am more than honored to announce our fifth group of Good To Great Award winners that sustained a high level of Standards Achievement and Financial Performance while compounding revenue at 6.5% for the five year timeframe that began in 2017 and ended at year end 2021, as listed below:

*Tim Hauck	Lee County Cremation Services Harvey-Engelhardt/Fuller Metz
Dorn Rademacher	Relyea Funeral Chapel
Kristi Ah You	Franklin & Downs Funeral Homes
Jim Pitts	Buck Ashcraft San Benito Funeral Home
Justin Luyben	Evans-Brown Mortuaries & Crematory
Steven Mora	Conejo Mountain Funeral Home
Courtney Charvet	North Brevard Funeral Home
Ken Summers	P.L. Fry & Sons
John Bresnahan	Devanny-Condron Funeral Home
Ashley Vella	Deegan Funeral Chapels
Kim Mulkey	Sterling Funeral Homes
Jason Higginbotham	Lakeland Funeral Home
Jason Cox	Lane Funeral Home-South Crest Chapel
Betty Cundiff	Lotz Funeral Home
Robert Maclary	Kent-Forest Lawn Funeral Home
Brad Shemwell	Latham Funeral Home
Chuck Williamson	Williamson & Sons Funeral Home
Michael Relyea	Conrad & Thompson Funeral Home
James Bass	Emerald Coast/McLaughlin Mortuary
Michael Bell	Cremation Society of Idaho
David Williams	Rader Funeral Home
Joseph Waterwash	Baird-Case Jordan-Fannin Funeral Home & Cremation Center
Jeff Seaman	Dwayne R. Spence Funeral Homes
Linda Newsom	Lawton-Ritter-Gray Funeral Homes
Chad Woody	Watson-King Funeral Homes
Bob Thomas	Malone Funeral Home
Cesar Gutierrez	Heritage-Dilday Memorial Services
Wayne Lovelace	Lotz Funeral Home - Vinton, VA
David Feeney	Feeney Funeral Home
David DeRubeis	Cody-White Funeral Home
Brian Binion	Steen Funeral Homes
Joseph Newkirk	Civic Center Chapel
Michele Wegner	Buckler-Johnston/Avery Funeral Homes
* Qualified for 2 Businesses

CONFERENCE CALL AND INVESTOR RELATIONS CONTACT

Carriage Services has scheduled a conference call for tomorrow, February 24, 2022 at 9:30 a.m. Central time. To participate in the call, please dial 866-516-3867 (conference ID-9971727) and ask for the Carriage Services conference call. A replay of the conference call will be available through March 1, 2022 and may be accessed by dialing 855-859-2056 (conference ID-9971727). The conference call will also be available at www.carriageservices.com. For any investor relations questions, please contact Ben Brink at 713-332-8441 or email InvestorRelations@carriageservices.com.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CARRIAGE SERVICES, INC.

OPERATING AND FINANCIAL TREND REPORT

(IN THOUSANDS - EXCEPT PER SHARE AMOUNTS)

	Three Months Ended December 31,			Years Ended December 31,
	2020	2021	% Change	2020	2021	% Change
Same Store Contracts
Atneed Contracts	8,439	8,990	6.5%	31,374	35,149	12.0%
Preneed Contracts	1,762	1,524	(13.5%)	6,428	6,158	(4.2%)

Total Same Store Funeral Contracts	10,201	10,514	3.1%	37,802	41,307	9.3%
Acquisition Contracts
Atneed Contracts	1,782	1,706	(4.3%)	6,646	6,691	0.7%
Preneed Contracts	143	171	19.6%	572	552	(3.5%)

Total Acquisition Funeral Contracts	1,925	1,877	(2.5%)	7,218	7,243	0.3%

Total Funeral Contracts	12,126	12,391	2.2%	45,020	48,550	7.8%

Funeral Operating Revenue
Same Store Revenue	$52,642	$55,311	5.1%	$191,757	$215,039	12.1%
Acquisition Revenue	9,348	9,981	6.8%	35,461	38,031	7.2%

Total Funeral Operating Revenue	$61,990	$65,292	5.3%	$227,218	$253,070	11.4%

Cemetery Operating Revenue
Same Store Revenue	$14,815	$16,288	9.9%	$51,767	$64,171	24.0%
Acquisition Revenue	5,509	6,312	14.6%	17,584	27,829	58.3%

Total Cemetery Operating Revenue	$20,324	$22,600	11.2%	$69,351	$92,000	32.7%

Total Financial Revenue	$5,265	$6,167	17.1%	$19,890	$22,917	15.2%

Ancillary Revenue	$1,197	$1,046	(12.6%)	$4,661	$4,437	(4.8%)

Total Divested/Planned Divested Revenue	$1,312	$826	(37.0%)	$8,328	$3,462	(58.4%)

Total Revenue	$90,088	$95,931	6.5%	$329,448	$375,886	14.1%

Field EBITDA
Same Store Funeral Field EBITDA	$23,172	$23,569	1.7%	$79,850	$93,025	16.5%
Same Store Funeral Field EBITDA Margin	44.0%	42.6%	(140 bp )	41.6%	43.3%	170 bp
Acquisition Funeral Field EBITDA	3,684	4,315	17.1%	13,628	16,017	17.5%
Acquisition Funeral Field EBITDA Margin	39.4%	43.2%	380 bp	38.4%	42.1%	370 bp

Total Funeral Field EBITDA	$26,856	$27,884	3.8%	$93,478	$109,042	16.6%
Total Funeral Field EBITDA Margin	43.3%	42.7%	(60 bp )	41.1%	43.1%	200 bp

Same Store Cemetery Field EBITDA	$6,499	$6,939	6.8%	$19,501	$27,015	38.5%
Same Store Cemetery Field EBITDA Margin	43.9%	42.6%	(130 bp )	37.7%	42.1%	440 bp
Acquisition Cemetery Field EBITDA	2,531	3,140	24.1%	7,128	15,526	117.8%
Acquisition Cemetery Field EBITDA Margin	45.9%	49.7%	380 bp	40.5%	55.8%	1,530 bp

Total Cemetery Field EBITDA	$9,030	$10,079	11.6%	$26,629	$42,541	59.8%
Total Cemetery Field EBITDA Margin	44.4%	44.6%	20 bp	38.4%	46.2%	780 bp

Total Financial Field EBITDA	$4,926	$5,777	17.3%	$18,559	$21,365	15.1%
Total Financial Field EBITDA Margin	93.6%	93.7%	10 bp	93.3%	93.2%	(10 bp )

Ancillary EBITDA	$278	$216	(22.3%)	$1,186	$1,006	(15.2%)
Ancillary EBITDA Margin	23.2%	20.7%	(250 bp )	25.4%	22.7%	(270 bp )

Total Divested/Planned Divested EBITDA	$228	$233	2.2%	$2,090	$687	(67.1%)
Total Divested/Planned Divested EBITDA Margin	17.4%	28.2%	1,080 bp	25.1%	19.8%	(530 bp )

Total Field EBITDA	$41,318	$44,189	6.9%	$141,942	$174,641	23.0%
Total Field EBITDA Margin	45.9%	46.1%	20 bp	43.1%	46.5%	340 bp

OPERATING AND FINANCIAL TREND REPORT

(IN THOUSANDS - EXCEPT PER SHARE AMOUNTS)

	Three Months Ended December 31,			Years Ended December 31,
	2020	2021	% Change	2020	2021	% Change
Overhead
Total Variable Overhead	$6,740	$7,465	10.8%	$16,190	$26,013	60.7%
Total Regional Fixed Overhead	1,203	1,351	12.3%	4,133	5,232	26.6%
Total Corporate Fixed Overhead	5,220	6,144	17.7%	20,191	23,037	14.1%

Total Overhead	$13,163	$14,960	13.7%	$40,514	$54,282	34.0%
Overhead as a percentage of Revenue	14.6%	15.6%	100 bp	12.3%	14.4%	210 bp

Consolidated EBITDA	$28,155	$29,229	3.8%	$101,428	$120,359	18.7%
Consolidated EBITDA Margin	31.3%	30.5%	(80 bp )	30.8%	32.0%	120 bp

Other Expenses and Interest
Depreciation & Amortization	$5,109	$5,034		$19,389	$20,520
Non-Cash Stock Compensation	897	1,681		3,370	5,513
Interest Expense	7,728	5,307		32,515	25,445
Accretion of Discount on Convertible Sub. Notes	16	—		216	20
Loss on Extinguishment of Debt	—	—		6	23,807
Net (Gain) Loss on Divestitures	1,832	(1,035)		6,749	(856)
Impairment of Goodwill and Other Intangibles	—	—		14,693	500
Net Loss on Disposal of Fixed Assets	—	324		—	1,022
Other, Net	(186)	(3)		(152)	84

Pre-Tax Income	$12,759	$17,921		$24,642	$44,304
Net Tax Expense	4,394	4,574		8,552	11,145

GAAP Net Income	$8,365	$13,347	59.6%	$16,090	$33,159	106.1%

Special Items
Acquisition Expenses	$(170)	$—		$(11)	$—
Severance and Separation Costs	—	—		563	1,575
Performance Awards Cancellation and Exchange	108	—		288	—
Accretion of Discount on Convertible Sub. Notes	16	—		216	20
Loss on Extinguishment of Debt	—	—		—	23,807
Net (Gain) Loss on Divestitures and Other Costs	1,947	(1,035)		6,864	(856)
Net Impact of Impairment of Goodwill and Other Intangibles	183	—		14,952	500
Litigation Reserve	—	1,050		270	1,050
Disaster Recovery and Pandemic Costs	315	116		1,627	2,157
Other Special Items	—	—		410	2,354
Tax Adjustment Related to Certain Discrete Items	400	—		400	—

Sum of Special Items	$2,799	$131		$25,579	$30,607
Tax Effect on Special Items	743	(116)		7,986	8,503

Adjusted Net Income	$10,421	$13,594	30.4%	$33,683	$55,263	64.1%
Adjusted Net Income Margin	11.6%	14.2%	260 bp	10.2%	14.7%	450 bp

Adjusted Basic Earnings Per Share	$0.58	$0.83	43.1%	$1.88	$3.17	68.6%
Adjusted Diluted Earnings Per Share	$0.57	$0.78	36.8%	$1.86	$3.02	62.4%
GAAP Basic Earnings Per Share	$0.47	$0.82	74.5%	$0.90	$1.90	111.1%
GAAP Diluted Earnings Per Share	$0.46	$0.77	67.4%	$0.89	$1.81	103.4%
Weighted Average Basic Shares Outstanding	17,927	16,233		17,872	17,409
Weighted Average Diluted Shares Outstanding	18,147	17,400		18,077	18,266
Reconciliation of Consolidated EBITDA to
Adjusted Consolidated EBITDA
Consolidated EBITDA	$28,155	$29,229	3.8%	$101,428	$120,359	18.7%
Acquisition Expenses	(170)	—		(11)	—
Severance and Separation Costs	—	—		563	1,575
Litigation Reserve	—	1,050		270	1,050
Disaster Recovery and Pandemic Costs	315	116		1,627	2,157
Other Special Items	—	—		373	1,020

Adjusted Consolidated EBITDA	$28,300	$30,395	7.4%	$104,250	$126,161	21.0%
Adjusted Consolidated EBITDA Margin	31.4%	31.7%	30 bp	31.6%	33.6%	200 bp

CARRIAGE SERVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

	December 31,
	2020	2021
ASSETS
Current assets:
Cash and cash equivalents	$889	$1,148
Accounts receivable, net	25,103	25,314
Inventories	7,259	7,346
Prepaid and other current assets	2,076	6,404

Total current assets	35,327	40,212
Preneed cemetery trust investments	86,604	100,903
Preneed funeral trust investments	101,235	113,658
Preneed cemetery receivables, net	21,081	23,150
Receivables from funeral preneed trusts, net	16,844	19,009
Property, plant and equipment, net	269,051	269,367
Cemetery property, net	101,134	100,701
Goodwill	392,978	391,972
Intangible and other non-current assets, net	29,542	29,378
Operating lease right-of-use assets	21,201	17,881
Cemetery perpetual care trust investments	70,828	72,400

Total assets	$1,145,825	$1,178,631

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of debt and lease obligations	$3,432	$2,809
Accounts payable	11,259	14,205
Accrued and other liabilities	31,138	43,773
Convertible subordinated notes due 2021	2,538	—

Total current liabilities	48,367	60,787
Acquisition debt, net of current portion	4,482	3,979
Credit facility	46,064	153,857
Senior notes	395,968	394,610
Obligations under finance leases, net of current portion	5,531	5,157
Obligations under operating leases, net of current portion	20,302	18,520
Deferred preneed cemetery revenue	47,846	50,202
Deferred preneed funeral revenue	27,992	30,584
Deferred tax liability	46,477	45,784
Other long-term liabilities	4,748	1,419
Deferred preneed cemetery receipts held in trust	86,604	100,903
Deferred preneed funeral receipts held in trust	101,235	113,658
Care trusts’ corpus	69,707	71,156

Total liabilities	905,323	1,050,616

Commitments and contingencies:
Stockholders’ equity:
Common stock	260	263
Additional paid-in capital	239,989	236,809
Retained earnings	102,303	135,462
Treasury stock	(102,050)	(244,519)

Total stockholders’ equity	240,502	128,015

Total liabilities and stockholders’ equity	$1,145,825	$1,178,631

CARRIAGE SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	(unaudited)
	Three Months Ended December 31,		Years Ended December 31,
	2020	2021	2020	2021
Revenue:
Service revenue	$44,154	$46,486	$164,984	$180,572
Property and merchandise revenue	39,419	42,176	139,630	167,721
Other revenue	6,515	7,269	24,834	27,593

	90,088	95,931	329,448	375,886
Field costs and expenses:
Cost of service	20,010	21,322	79,634	82,395
Cost of merchandise	27,503	29,199	103,064	113,871
Cemetery property amortization	1,511	1,457	4,956	6,670
Field depreciation expense	3,236	3,177	13,006	12,609
Regional and unallocated funeral and cemetery costs	6,853	7,191	18,057	25,846
Other expenses	1,257	1,221	4,808	4,979

	60,370	63,567	223,525	246,370
Gross profit	29,718	32,364	105,923	129,516

Corporate costs and expenses:
General, administrative and other	7,207	9,450	25,827	33,949
Home office depreciation and amortization	362	400	1,427	1,241
Net (gain) loss on divestitures, disposals and impairment charges	1,832	(711)	21,442	666

Operating income	20,317	23,225	57,227	93,660

Interest expense	(7,728)	(5,307)	(32,515)	(25,445)
Accretion of discount on convertible subordinated notes	(16)	—	(216)	(20)
Loss on early extinguishment of debt	—	—	(6)	(23,807)
Other, net	186	3	152	(84)

Income before income taxes	12,759	17,921	24,642	44,304
Expense for income taxes	(3,971)	(4,850)	(7,985)	(12,316)
Tax adjustment related to discrete items	(423)	276	(567)	1,171

Total expense for income taxes	(4,394)	(4,574)	(8,552)	(11,145)

Net income	$8,365	$13,347	$16,090	$33,159

Basic earnings per common share:	$0.47	$0.82	$0.90	$1.90

Diluted earnings per common share:	$0.46	$0.77	$0.89	$1.81

Dividends declared per common share:	$0.1000	$0.1125	$0.3375	$0.4125

Weighted average number of common and common equivalent shares outstanding:
Basic	17,927	16,233	17,872	17,409

Diluted	18,147	17,400	18,077	18,266

CARRIAGE SERVICES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2020	2021
Cash flows from operating activities:
Net income	$16,090	$33,159
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,389	20,520
Provision for credit losses	2,318	1,783
Stock-based compensation expense	3,370	5,513
Deferred income tax expense (benefit)	4,597	(692)
Amortization of intangibles	1,299	1,285
Amortization of debt issuance costs	782	576
Amortization and accretion of debt	523	439
Loss on extinguishment of debt	6	23,807
Net loss on divestitures, disposals and impairment charges	21,693	847
Gain on insurance reimbursements	(97)	—
Other	19	—
Changes in operating assets and liabilities that provided (used) cash:
Accounts and preneed receivables	(4,279)	(4,090)
Inventories, prepaid and other current assets	3,516	(4,449)
Intangible and other non-current assets	(1,015)	(1,181)
Preneed funeral and cemetery trust investments	(5,043)	(31,349)
Accounts payable	2,702	522
Accrued and other liabilities	10,784	3,485
Deferred preneed funeral and cemetery revenue	528	5,010
Deferred preneed funeral and cemetery receipts held in trust	5,733	29,061

Net cash provided by operating activities	82,915	84,246

Cash flows from investing activities:
Acquisition of businesses and real estate	(28,011)	(3,285)
Proceeds from divestitures and sale of other assets	8,541	7,875
Proceeds from insurance reimbursements	248	7,758
Capital expenditures	(15,198)	(24,883)

Net cash used in investing activities	(34,420)	(12,535)

Cash flows from financing activities:
Borrowings from the credit facility	109,500	266,168
Payments against the credit facility	(146,100)	(157,968)
Payment to redeem the senior notes due 2026	—	(400,000)
Payment of call premium for redemption of the senior notes due 2026	—	(19,876)
Proceeds from the issuance of the senior notes due 2029	—	395,500
Payment of debt issuance costs related to the credit facility and senior notes	(78)	(2,197)
Conversion and maturity of the convertible subordinated notes due 2021	(4,563)	(3,980)
Payments on acquisition debt and obligations under finance leases	(1,745)	(1,331)
Payments on contingent consideration recorded at acquisition date	(169)	(461)
Proceeds from the exercise of stock options and employee stock purchase plan	1,229	2,644
Taxes paid on restricted stock vestings and exercise of stock options	(348)	(2,647)
Dividends paid on common stock	(6,048)	(7,264)
Purchase of treasury stock	—	(140,040)

Net cash used in financing activities	(48,322)	(71,452)

Net increase in cash and cash equivalents	173	259
Cash and cash equivalents at beginning of year	716	889

Cash and cash equivalents at end of year	$889	$1,148

NON-GAAP FINANCIAL MEASURES

This press release uses Non-GAAP financial measures to present the financial performance of the Company. Our non-GAAP reporting provides a transparent framework of our operating and financial performance that reflects the earning power of the Company as an operating and consolidation platform.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. We believe the Non-GAAP results are useful to investors to compare our results to previous periods, to provide insight into the underlying long-term performance trends in our business and to provide the opportunity to differentiate ourselves as the best consolidation platform in the industry against the performance of other funeral and cemetery companies.

Reconciliations of the Non-GAAP financial measures to GAAP measures are also provided in this press release.

The term “same store” refers to funeral homes and cemeteries acquired prior to January 1, 2017 and owned and operated for the entirety of each period being presented, excluding certain funeral home and cemetery businesses that we intend to divest. The term “acquired” or “acquisition” refers to funeral homes and cemeteries purchased after December 31, 2016, excluding any funeral home and cemetery businesses that we intend to divest.

The Non-GAAP financial measures used in this press release and the definitions of them used by the Company for our internal management purposes in this press release are described below.

•

Special Items are defined as charges or credits included in our GAAP financial statements that can vary from period to period and are not reflective of costs incurred in the ordinary course of our operations. In 2020, Special Items are taxed at the federal statutory rate of 21.0%, except the Net (Gain) Loss on Divestitures and Other Costs and the Net Impact of Impairment of Goodwill and Other Intangibles, which are taxed at the operating tax rate for the period. In Q1 2021, Special Items are taxed at the federal statutory rate of 21.0%, except the Net (Gain) Loss on Divestitures and Other Costs, which are taxed at the operating tax rate. In Q2, Q3 and Q4 2021, all Special Items are taxed at the operating tax rate and include adjustments to reflect prior quarter Special Items at the operating tax rate on year-to-date basis. The Accretion of Discount on Convertible Subordinated Notes and the Tax Adjustment Related to Certain Discrete Items are not tax effected.

•

Adjusted Net Income is defined as net income after adjustments for Special Items that we believe do not directly reflect our core operations and may not be indicative of our normal business operations.

•	Adjusted Net Income Margin is defined as Adjusted Net Income as a percentage of total revenue.

•	Consolidated EBITDA is defined as net income before income taxes, interest expenses, non-cash stock compensation, depreciation and amortization, and interest income and other, net.

•	Consolidated EBITDA Margin is defined as Consolidated EBITDA as a percentage of total revenue.

•

Adjusted Consolidated EBITDA is defined as Consolidated EBITDA after adjustments for Special Items that we believe do not directly reflect our core operations and may not be indicative of our normal business operations.

•	Adjusted Consolidated EBITDA Margin is defined as Adjusted Consolidated EBITDA as a percentage of total revenue.

•	Adjusted Free Cash Flow is defined as net cash provided by operating activities, adjusted by Special Items as deemed necessary, less cash for maintenance capital expenditures.

•	Adjusted Free Cash Flow Margin is defined as Adjusted Free Cash Flow as a percentage of total revenue.

•

Funeral Field EBITDA is defined as funeral operating income, excluding depreciation and amortization, regional and unallocated costs, gain/loss on divestitures and fixed assets and impairment charges, Financial Field EBITDA, Ancillary EBITDA and Divested/Planned Divested EBITDA related to the Funeral Home segment.

•	Funeral Field EBITDA Margin is defined as Funeral Field EBITDA as a percentage of total funeral operating revenue.

•

Cemetery Field EBITDA is defined as cemetery operating income, excluding depreciation and amortization, regional and unallocated costs, gain/loss on divestitures and fixed assets and impairment charges, Financial Field EBITDA and Divested/Planned Divested EBITDA related to the Cemetery segment.

•	Cemetery Field EBITDA Margin is defined as Cemetery Field EBITDA as a percentage of total cemetery operating revenue.

•	Preneed Cemetery Property Sales is defined as cemetery property sold prior to death.

•	Total Preneed Cemetery Sales Production is defined as all cemetery property, merchandise and services sold prior to death.

•	Preneed Recognized Revenue is defined as preneed cemetery property, merchandise and services recognized as revenue.

•

Funeral Financial Field EBITDA is defined as Funeral Financial Revenue (preneed funeral insurance commissions and preneed funeral trust and insurance) less the related expenses. Funeral Financial Revenue and the related expenses are presented within Other Revenue and Other Expenses, respectively, on the Consolidated Statement of Operations.

•	Funeral Financial Field EBITDA Margin is defined as Funeral Financial Field EBITDA as a percentage of Funeral Financial Revenue.

•

Cemetery Financial Field EBITDA is defined as Cemetery Financial Revenue (preneed cemetery trust earnings and preneed cemetery finance charges) less the related expenses. Cemetery Financial Revenue and the related expenses are presented within Other Revenue and Other Expenses, respectively, on the Consolidated Statement of Operations.

•	Cemetery Financial Field EBITDA Margin is defined as Cemetery Financial Field EBITDA as a percentage of Cemetery Financial Revenue.

•

Total Financial Revenue is the sum of Funeral Financial Revenue (preneed funeral insurance commissions and preneed funeral trust and insurance) and Cemetery Financial Revenue (preneed cemetery trust earnings and preneed cemetery finance charges).

•	Total Financial Field EBITDA is the sum of Funeral Financial Field EBITDA and Cemetery Financial Field EBITDA.

•	Total Financial Field EBITDA Margin is defined as Total Financial Field EBITDA as a percentage of Total Financial Revenue.

•

Ancillary Revenue is defined as revenues from our ancillary businesses, which include a flower shop, pet cremation business and online cremation business. Ancillary Revenue and the related expenses are presented within Other Revenue and Other Expenses, respectively, on the Consolidated Statement of Operations.

•	Ancillary EBITDA is defined as Ancillary Revenue, less expenses related to our ancillary businesses noted above.

•	Ancillary EBITDA Margin is defined as Ancillary EBITDA as a percentage of Ancillary Revenue.

•	Divested/Planned Divested Revenue is defined as revenues from certain funeral home and cemetery businesses that we have divested and intend to divest.

•	Divested/Planned Divested EBITDA is defined as Divested/Planned Divested Revenue, less field level and financial expenses related to the divested/planned divested businesses noted above.

•	Divested/Planned Divested EBITDA Margin is defined as Divested/Planned Divested EBITDA as a percentage of Divested/Planned Divested Revenue.

•	Total Field EBITDA is the sum of Funeral Field EBITDA, Cemetery Field EBITDA, Total Financial Field EBITDA, Ancillary EBITDA and Divested/Planned Divested EBITDA.

•	Total Field EBITDA Margin is defined as Total Field EBITDA as a percentage of total revenue.

•	Adjusted Basic Earnings Per Share (EPS) is defined as GAAP basic earnings per share, adjusted for Special Items.

•	Adjusted Diluted Earnings Per Share (EPS) is defined as GAAP diluted earnings per share, adjusted for Special Items.

•	Total Debt Outstanding is defined as indebtedness under our bank credit facility, Senior Notes due 2029, acquisition debt and finance leases.

•	Total Debt to EBITDA Multiple/Ratio is defined as Total Debt Outstanding to Adjusted Consolidated EBITDA.

Funeral Field EBITDA and Cemetery Field EBITDA

Our operations are reported in two business segments: Funeral Home Operations and Cemetery Operations. Our Field level results highlight trends in volumes, Revenue, Field EBITDA (the individual business’ cash earning power/locally controllable business profit) and Field EBITDA Margin (the individual business’ controllable profit margin).

Funeral Field EBITDA and Cemetery Field EBITDA are defined above. Funeral and Cemetery Operating Income is defined as Revenue less “Field costs and expenses” — a line item encompassing these areas of costs: i) Funeral and cemetery field costs, ii) Field depreciation and amortization expense, iii) Regional and unallocated funeral and cemetery costs, and iv) Gain/loss on divestitures, disposals and impairment charges. Funeral and cemetery field costs include cost of service, funeral and cemetery merchandise costs, operating expenses, labor and other related expenses incurred at the business level.

Regional and unallocated funeral and cemetery costs presented in our GAAP statement consist primarily of salaries and benefits of our Regional leadership, incentive compensation opportunity to our Field employees and other related costs for field infrastructure. These costs, while necessary to operate our businesses as currently operated within our unique, decentralized platform, are not controllable operating expenses at the Field level as the composition, structure and function of these costs are determined by executive leadership in the Houston Support Center. These costs are components of our overall overhead platform presented within Consolidated EBITDA and Adjusted Consolidated EBITDA. We do not directly or indirectly “push down” any of these expenses to the individual business’ field level margins.

We believe that our “Regional and unallocated funeral and cemetery costs” are necessary to support our decentralized, high performance culture operating framework, and as such, are included in Consolidated EBITDA and Adjusted Consolidated EBITDA, which more accurately reflects the cash earning power of the Company as an operating and consolidation platform.

Consolidated EBITDA and Adjusted Consolidated EBITDA

Consolidated EBITDA and Adjusted Consolidated EBITDA are defined above. Our Adjusted Consolidated EBITDA include adjustments for Special Items that we believe do not directly reflect our core operations and may not be indicative of our normal business operations.

How These Measures Are Useful

When used in conjunction with GAAP financial measures, our Total Field EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA are supplemental measures of operating performance that we believe are useful measures to facilitate comparisons to our historical consolidated and business level performance and operating results.

We believe our presentation of Adjusted Consolidated EBITDA, a key metric used internally by our management, provides investors with a supplemental view of our operating performance that facilitates analysis and comparisons of our ongoing business operations because it excludes items that may not be indicative of our ongoing operating performance.

Limitations of the Usefulness of These Measures

Our Total Field EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Our presentation is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Funeral Field EBITDA, Cemetery Field EBITDA, Funeral Financial Field EBITDA, Cemetery Financial Field EBITDA, Ancillary EBITDA and Divested/Planned Divested EBITDA are not consolidated measures of profitability.

Funeral and Cemetery Field EBITDA excludes certain costs presented in our GAAP statement that we do not allocate to the individual business’ field level margins, as noted above. A reconciliation to Funeral and Cemetery Operating Income, the most directly comparable GAAP measure, is set forth below.

Consolidated EBITDA excludes certain items that we believe do not directly reflect our core operations and may not be indicative of our normal business operations. A reconciliation to Net Income, the most directly comparable GAAP measure, is set forth below.

Therefore, these measures may not provide a complete understanding of our performance and should be reviewed in conjunction with our GAAP financial measures. Carriage Services strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

Reconciliation of Non-GAAP Financial Measures:

This press release includes the use of certain financial measures that are not GAAP measures. The Non-GAAP financial measures are presented for additional information and are reconciled to their most comparable GAAP measures, all of which are reflected in the tables below.

Reconciliation of Net Income (Loss) to Adjusted Net Income (in thousands):

	4TH QTR 2020	1ST QTR 2021	2ND QTR 2021	3RD QTR 2021	4TH QTR 2021
Net Income (Loss)	$8,365	$12,933	$(6,167)	$13,046	$13,347
Special Items
Acquisition Expenses	(170)	—	—	—	—
Severance and Separation Costs	—	1,575	—	—	—
Performance Awards Cancellation and Exchange	108	—	—	—	—
Accretion of Discount on Convertible Subordinated Notes(1)	16	20	—	—	—
Loss on Extinguishment of Debt	—	—	23,807	—	—
Net (Gain) Loss on Divestitures and Other Costs	1,947	(308)	205	282	(1,035)
Net Impact of Impairment of Goodwill and Other Intangibles	183	—	—	500	—
Litigation Reserve	—	—	—	—	1,050
Disaster Recovery and Pandemic Costs	315	894	145	1,002	116
Other Special Items	—	—	1,334	1,020	—
Tax Adjustment Related to Certain Discrete Items(1)	400	—	—	—	—

Sum of Special Items	$2,799	$2,181	$25,491	$2,804	$131
Tax Effect on Special Items(2)	743	424	7,457	738	(116)

Adjusted Net Income	$10,421	$14,690	$11,867	$15,112	$13,594

(1)	The Accretion of Discount on Convertible Subordinated Notes and the Tax Adjustment Related to Certain Discrete Items are not tax effected.
(2)

In 2020, Special Items are taxed at the federal statutory rate of 21.0%, except the Net (Gain) Loss on Divestitures and Other Costs and the Net Impact of Impairment of Goodwill and Other Intangibles, which are taxed at the operating tax rate for the period. In Q1 2021, Special Items are taxed at the federal statutory rate of 21.0%, except the Net (Gain) Loss on Divestitures and Other Costs, which are taxed at the operating tax rate. In Q2, Q3 and Q4 2021, all Special Items are taxed at the operating tax rate and include adjustments to reflect prior quarter Special Items at the operating tax rate on year-to-date basis.

Reconciliation of Net Income (Loss) to Consolidated EBITDA, Adjusted Consolidated EBITDA (in thousands) and Adjusted Consolidated EBITDA Margin:

	4TH QTR 2020	1ST QTR 2021	2ND QTR 2021	3RD QTR 2021	4TH QTR 2021
Net Income (Loss)	$8,365	$12,933	$(6,167)	$13,046	$13,347
Total Expense (Benefit) for Income Taxes	4,394	5,641	(4,192)	5,122	4,574

Income (Loss) Before Income Taxes	$12,759	$18,574	$(10,359)	$18,168	$17,921
Interest Expense	7,728	7,584	7,478	5,076	5,307
Accretion of Discount on Convertible Subordinated Notes	16	20	—	—	—
Non-Cash Stock Compensation	897	1,308	1,230	1,294	1,681
Depreciation & Amortization	5,109	4,942	5,594	4,950	5,034
Loss on Extinguishment of Debt	—	—	23,807	—	—
Net (Gain) Loss on Divestitures	1,832	(308)	205	282	(1,035)
Impairment of Goodwill and Other Intangibles	—	—	—	500	—
Loss on Disposal of Fixed Assets	—	—	622	76	324
Other, Net	(186)	68	(2)	21	(3)

Consolidated EBITDA	$28,155	$32,188	$28,575	$30,367	$29,229
Adjusted For:
Acquisition Expenses	(170)	—	—	—	—
Severance and Separation Costs	—	1,575	—	—	—
Litigation Reserve	—	—	—	—	1,050
Disaster Recovery and Pandemic Costs	315	894	145	1,002	116
Other Special Items	—	—	—	1,020	—

Adjusted Consolidated EBITDA	$28,300	$34,657	$28,720	$32,389	$30,395

Total Revenue	$90,088	$96,637	$88,277	$95,041	$95,931
Adjusted Consolidated EBITDA Margin	31.4%	35.9%	32.5%	34.1%	31.7%
Net Income (Loss) Margin	9.3%	13.4%	(7.0)%	13.7%	13.9%

Components of Total Revenue (in thousands):

	4TH QTR 2020	1ST QTR 2021	2ND QTR 2021	3RD QTR 2021	4TH QTR 2021
Same Store Funeral Revenue	$52,642	$56,829	$47,397	$55,502	$55,311
Acquisition Funeral Revenue	9,348	10,139	8,557	9,354	9,981
Same Store Cemetery Revenue	14,815	14,635	16,906	16,342	16,288
Acquisition Cemetery Revenue	5,509	6,980	8,175	6,362	6,312
Funeral Financial Revenue	2,406	2,538	2,111	2,251	2,506
Cemetery Financial Revenue	2,859	3,168	3,294	3,388	3,661
Ancillary Revenue	1,197	1,207	1,088	1,096	1,046
Divested/Planned Divested Funeral Revenue	1,248	1,061	679	694	740
Divested/Planned Divested Cemetery Revenue	64	80	70	52	86

Total Revenue	$90,088	$96,637	$88,277	$95,041	$95,931

Reconciliation of Funeral and Cemetery Operating Income to Funeral and Cemetery Field EBITDA (in thousands) and Funeral and Cemetery Operating Income Margin:

	4TH QTR 2020	1ST QTR 2021	2ND QTR 2021	3RD QTR 2021	4TH QTR 2021
Funeral Operating Income (GAAP)	$19,467	$25,876	$16,604	$22,924	$23,187
Depreciation & Amortization	2,862	2,769	2,766	2,761	2,766
Regional & Unallocated Costs	5,375	4,569	4,023	4,907	5,419
Net (Gain) Loss on Divestitures, Disposals and Impairment Charges	1,832	(308)	791	763	(810)

Less:
Funeral Financial Field EBITDA	(2,174)	(2,261)	(1,888)	(1,960)	(2,245)
Ancillary EBITDA	(278)	(242)	(274)	(274)	(216)
Divested/Planned Divested Funeral EBITDA	(228)	(107)	(95)	(186)	(217)

Funeral Field EBITDA	$26,856	$30,296	$21,927	$28,935	$27,884

Funeral Revenue	$66,841	$71,774	$59,832	$68,897	$69,584

Funeral Operating Income Margin	29.1%	36.1%	27.8%	33.3%	33.3%

	4TH QTR 2020	1ST QTR 2021	2ND QTR 2021	3RD QTR 2021	4TH QTR 2021
Cemetery Operating Income (GAAP)	$8,419	$9,493	$11,498	$9,471	$9,891
Depreciation & Amortization	1,885	1,884	2,551	1,914	1,868
Regional & Unallocated Costs	1,478	1,504	1,747	1,905	1,772
Net Loss on Divestitures, Disposals and Impairment Charges	—	—	34	6	96
Less:
Cemetery Financial Field EBITDA	(2,752)	(3,044)	(3,170)	(3,265)	(3,532)
Divested/Planned Divested Cemetery EBITDA	—	(31)	(16)	(19)	(16)

Cemetery Field EBITDA	$9,030	$9,806	$12,644	$10,012	$10,079

Cemetery Revenue	$23,247	$24,863	$28,445	$26,144	$26,347

Cemetery Operating Income Margin	36.2%	38.2%	40.4%	36.2%	37.5%

Components of Total Field EBITDA (in thousands):

	4TH QTR 2020	1ST QTR 2021	2ND QTR 2021	3RD QTR 2021	4TH QTR 2021
Funeral Field EBITDA	$26,856	$30,296	$21,927	$28,935	$27,884
Cemetery Field EBITDA	9,030	9,806	12,644	10,012	10,079
Funeral Financial Field EBITDA	2,174	2,261	1,888	1,960	2,245
Cemetery Financial Field EBITDA	2,752	3,044	3,170	3,265	3,532
Ancillary EBITDA	278	242	274	274	216
Divested/Planned Divested Funeral EBITDA	228	107	95	186	217
Divested/Planned Divested Cemetery EBITDA	—	31	16	19	16

Total Field EBITDA	$41,318	$45,787	$40,014	$44,651	$44,189

Reconciliation of GAAP Basic Earnings (Loss) Per Share to Adjusted Basic Earnings Per Share:

	4TH QTR 2020	1ST QTR 2021	2ND QTR 2021	3RD QTR 2021	4TH QTR 2021
GAAP Basic Earnings (Loss) Per Share	$0.47	$0.72	$(0.34)	$0.74	$0.82
Special Items	0.11	0.10	1.00	0.12	0.01

Adjusted Basic Earnings Per Share	$0.58	$0.82	$0.66	$0.86	$0.83

Reconciliation of GAAP Diluted Earnings (Loss) Per Share to Adjusted Diluted Earnings Per Share:

	4TH QTR 2020	1ST QTR 2021	2ND QTR 2021	3RD QTR 2021	4TH QTR 2021
GAAP Diluted Earnings (Loss) Per Share	$0.46	$0.71	$(0.33)	$0.71	$0.77
Special Items	0.11	0.10	0.97	0.11	0.01

Adjusted Diluted Earnings Per Share	$0.57	$0.81	$0.64	$0.82	$0.78

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow (in thousands) and Adjusted Free Cash Flow Margin:

	4TH QTR 2020	1ST QTR 2021	2ND QTR 2021	3RD QTR 2021	4TH QTR 2021
Net Cash Provided by Operating Activities	$15,093	$26,811	$14,630	$28,258	$14,547
Cash Used for Maintenance Capital Expenditures	(3,368)	(2,140)	(2,462)	(4,358)	(4,355)

Free Cash Flow	$11,725	$24,671	$12,168	$23,900	$10,192
Plus: Incremental Special Items:
Acquisition Expenses	(170)	—	—	—	—
Severance and Separation Costs	—	1,575	—	—	—
Litigation Reserve	—	—	—	—	—
Disaster Recovery and Pandemic Costs	315	894	145	1,002	116
Other Special Items	—	—	—	1,020	—

Adjusted Free Cash Flow	$11,870	$27,140	$12,313	$25,922	$10,308

Total Revenue	$90,088	$96,637	$88,277	$95,041	$95,931

Adjusted Free Cash Flow Margin	13.2%	28.1%	13.9%	27.3%	10.7%
Net Cash Provided by Operating Activities as a Percentage of Total Revenue	16.8%	27.7%	16.6%	29.7%	15.2%

Components of Total Revenue (in thousands):

	2017A	2018A	2019A	2020A	2021A
Same Store Funeral Revenue	$181,066	$180,069	$179,900	$191,757	$215,039
Acquisition Funeral Revenue	503	10,586	16,960	35,461	38,031
Same Store Cemetery Revenue	43,014	44,918	49,258	51,767	64,171
Acquisition Cemetery Revenue	—	—	295	17,584	27,829
Funeral Financial Revenue	8,174	8,461	8,510	9,177	9,406
Cemetery Financial Revenue	7,763	7,357	7,440	10,713	13,511
Ancillary Revenue	—	—	748	4,661	4,437
Divested/Planned Divested Funeral Revenue	11,143	11,609	10,750	8,082	3,174
Divested/Planned Divested Cemetery Revenue	6,476	4,992	246	246	288

Total Revenue	$258,139	$267,992	$274,107	$329,448	$375,886

Reconciliation of Funeral Operating Income to Funeral Field EBITDA (in thousands) and Funeral Operating Income Margin:

	2017A	2018A	2019A	2020A	2021A
Funeral Operating Income (GAAP)	$61,562	$60,035	$58,756	$57,622	$88,591
Depreciation & Amortization	9,785	10,726	11,128	11,586	11,062
Regional & Unallocated Costs	10,827	10,547	11,007	14,348	18,918
Net (Gain) Loss on Divestitures, Disposals and Impairment Charges	(193)	846	4,846	21,442	436
Less:
Funeral Financial Field EBITDA	(7,247)	(7,427)	(7,491)	(8,267)	(8,354)
Ancillary EBITDA	—	—	(298)	(1,186)	(1,006)
Divested/Planned Divested Funeral EBITDA	(3,318)	(2,733)	(2,257)	(2,067)	(605)

Funeral Field EBITDA	$71,416	$71,994	$75,691	$93,478	$109,042

Funeral Revenue	$200,886	$210,725	$216,868	$249,138	$270,087

Funeral Operating Income Margin	30.6%	28.5%	27.1%	23.1%	32.8%

Reconciliation of Cemetery Operating Income to Cemetery Field EBITDA (in thousands) and Cemetery Operating Income Margin:

	2017A	2018A	2019A	2020A	2021A
Cemetery Operating Income (GAAP)	$15,430	$14,717	$15,983	$26,859	$40,353
Depreciation & Amortization	4,589	4,891	5,227	6,376	8,217
Regional & Unallocated Costs	2,512	2,202	2,820	3,709	6,928
Net Loss on Divestitures, Disposals and Impairment Charges	—	349	—	—	136
Less:
Cemetery Financial Field EBITDA	(7,375)	(6,840)	(6,853)	(10,292)	(13,011)
Divested/Planned Divested Cemetery EBITDA	(1,784)	(1,479)	(76)	(23)	(82)

Cemetery Field EBITDA	$13,372	$13,840	$17,101	$26,629	$42,541

Cemetery Revenue	$57,253	$57,267	$57,239	$80,310	$105,799

Cemetery Operating Income Margin	27.0%	25.7%	27.9%	33.4%	38.1%

Components of Total Field EBITDA (in thousands):

	2017A	2018A	2019A	2020A	2021A
Funeral Field EBITDA	$71,416	$71,994	$75,691	$93,478	$109,042
Cemetery Field EBITDA	13,372	13,840	17,101	26,629	42,541
Funeral Financial Field EBITDA	7,247	7,427	7,491	8,267	8,354
Cemetery Financial Field EBITDA	7,375	6,840	6,853	10,292	13,011
Ancillary EBITDA	—	—	298	1,186	1,006
Divested/Planned Divested Funeral EBITDA	3,318	2,733	2,257	2,067	605
Divested/Planned Cemetery Divested EBITDA	1,784	1,479	76	23	82

Total Field EBITDA	$104,512	$104,313	$109,767	$141,942	$174,641

Reconciliation of Actual Results (years ended December 31, 2019, 2020 and 2021), Estimated year ended December 31, 2022, Estimated year ended December 31, 2023 and Estimated year ended December 31, 2024.

Earlier in this press release, we present the Three Year Roughly Right Ranges Performance Scenario which reflects management’s opinion on the performance of the portfolio of existing businesses, including performance of existing trusts, and excludes size and timing of acquisitions. This Performance Scenario is not intended to be management estimates or forecasts of our future performance, as we believe precise estimates will be precisely wrong all the time. The following reconciliations are presented within the ranges in this Performance Scenario.

Reconciliation of Net Income to Consolidated EBITDA, Total Field EBITDA (in thousands) and Total Field EBITDA Margin:

	2019A	2020A	2021A	2022E	2023E	2024E
Net Income	$14,533	$16,090	$33,159	$57,500	$65,000	$74,000
Total Tax Expense	7,883	8,552	11,145	21,500	24,000	29,000

Pretax Income	$22,416	$24,642	$44,304	$79,000	$89,000	$103,000
Net Interest Expense, including Accretion of Discount on Convertible Subordinated Notes	25,763	32,731	25,465	22,000	24,500	24,600
Depreciation & Amortization, Non-cash Stock Compensation and Other, Net	19,188	22,607	26,117	28,000	29,000	31,000
Net Loss on Divestitures, Disposals and Impairment Charges	4,846	21,442	666	—	—	—
Net Loss on Extinguishment of Debt	—	6	23,807	—	—	—

Consolidated EBITDA	$72,213	$101,428	$120,359	$129,000	$142,500	$158,600
Overhead Expenses	37,554	40,514	54,282	52,000	54,000	58,000

Total Field EBITDA	$109,767	$141,942	$174,641	$181,000	$196,500	$216,600

Total Revenue	$274,107	$329,448	$375,886	$387,000	$414,000	$455,000
Total Field EBITDA Margin	40.0%	43.1%	46.5%	46.8%	47.5%	47.6%

Reconciliation of Consolidated EBITDA to Adjusted Consolidated EBITDA (in thousands) and Adjusted Consolidated EBITDA Margin:

	2019A	2020A	2021A	2022E	2023E	2024E
Consolidated EBITDA	$72,213	$101,428	$120,359	$129,000	$142,500	$158,600
Special Items	4,374	2,822	5,802	—	—	—

Adjusted Consolidated EBITDA	$76,587	$104,250	$126,161	$129,000	$142,500	$158,600

Total Revenue	$274,107	$329,448	$375,886	$387,000	$414,000	$455,000
Adjusted Consolidated EBITDA Margin	27.9%	31.6%	33.6%	33.3%	34.4%	34.9%

Reconciliation of Net Income to Adjusted Net Income (in thousands):

	2019A	2020A	2021A	2022E	2023E	2024E
Net Income	$14,533	$16,090	$33,159	$57,500	$65,000	$74,000
Special Items, Net of Tax	7,999	17,593	22,104	—	—	—

Adjusted Net Income	$22,532	$33,683	$55,263	$57,500	$65,000	$74,000

Reconciliation of GAAP Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share:

	2019A	2020A	2021A	2022E	2023E	2024E
GAAP Diluted Earnings Per Share	$0.80	$0.89	$1.81	$3.55	$3.94	$4.43
Special Items	0.45	0.97	1.21	—	—	—

Adjusted Diluted Earnings Per Share	$1.25	$1.86	$3.02	$3.55	$3.94	$4.43

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow (in thousands) and Adjusted Free Cash Flow Margin:

	2019A	2020A	2021A	2022E	2023E	2024E
Net Cash Provided by Operating Activities	$43,216	$82,915	$84,246	$96,000	$100,500	$110,000
Cash Used for Maintenance Capital Expenditures	(8,795)	(8,762)	(13,315)	(12,000)	(12,500)	(13,000)
Special Items	4,374	(4,190)	4,752	—	—	—

Adjusted Free Cash Flow	$38,795	$69,963	$75,683	$84,000	$88,000	$97,000

Total Revenue	$274,107	$329,448	$375,886	$387,000	$414,000	$455,000
Adjusted Free Cash Flow Margin	14.2%	21.2%	20.1%	21.7%	21.3%	21.3%
Net Cash Provided by Operating Activities as a Percentage of Total Revenue	15.8%	25.2%	22.4%	24.8%	24.3%	24.2%

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition to historical information, this Press Release contains certain statements and information that may constitute forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical information, should be deemed to be forward-looking statements. These statements include, but are not limited to, statements regarding any projections of earnings, revenue, asset sales, cash flow, capital allocation, debt levels, equity performance, market share growth, overhead, including field and corporate incentive compensation, or other financial items; any statements of the plans, strategies and objectives of management for future operations, or financing activities, including, but not limited, to capital allocation and organizational performance; any statements of the plans, timing and objectives of management for acquisition and divestiture activities; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing and are based on our current expectations and beliefs concerning future developments and their potential effect on us. The words “may”, “will”, “estimate”, “intend”, “believe”, “expect”, “seek”, “project”, “forecast”, “foresee”, “should”, “would”, “could”, “plan”, “anticipate” and other similar words or expressions are intended to identify forward-looking statements, which are generally not historical in nature. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenue and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

•	our ability to find and retain skilled personnel;

•	the effects of our incentive and compensation plans and programs, including such effects on our Standards Operating Model and the Company’s operational and financial performance;

•	our ability to execute our growth strategy;

•	the execution of our Standards Operating, 4E Leadership and Standard Acquisition Models;

•	the effects of competition;

•	changes in the number of deaths in our markets;

•	changes in consumer preferences and our ability to adapt to or meet those changes;

•	our ability to generate preneed sales, including implementing our cemetery portfolio sales strategy and optimization plan;

•	the investment performance of our funeral and cemetery trust funds;

•	fluctuations in interest rates;

•	our ability to obtain debt or equity financing on satisfactory terms to fund additional acquisitions, expansion projects, working capital requirements and the repayment or refinancing of indebtedness;

•

our ability to meet the timing, objectives and expectations related to our capital allocation framework, including our forecasted rates of return, planned uses of free cash flow and future capital allocation, including share repurchases, potential strategic acquisitions, internal growth projects, dividend increases, or debt repayment plans;

•	our ability to meet the projected financial and equity performance metrics to our updated three-year roughly right range and performance scenario, and intrinsic value per share range, if at all;

•	the timely and full payment of death benefits related to preneed funeral contracts funded through life insurance contracts;

•	the financial condition of third-party insurance companies that fund our preneed funeral contracts;

•	increased or unanticipated costs, such as insurance or taxes;

•	our level of indebtedness and the cash required to service our indebtedness;

•	changes in federal income tax laws and regulations and the implementation and interpretation of these laws and regulations by the Internal Revenue Service;

•	effects of the application of other applicable laws and regulations, including changes in such regulations or the interpretation thereof;

•

the potential impact of epidemics and pandemics, including the COVID-19 coronavirus, including new variants of COVID-19, such as the Delta and Omicron variants, on customer preferences and on our business;

•

government, social, business and other actions that have been and will be taken in response to pandemics, including potential responses to new variants of COVID-19, such as the Delta and Omicron variants;

•	effects and expense of litigation;

•	consolidation of the funeral and cemetery industry;

•	our ability to consummate the divestiture of low performing businesses as currently expected, if at all, including expected use of proceeds related thereto;

•

our ability to identify and consummate strategic acquisitions, if at all, and successfully integrate acquired businesses with our existing businesses, including expected performance and financial improvements related thereto;

•	economic, financial and stock market fluctuations,

•	interruptions or security lapses of our information technology, including any cybersecurity or ransomware incidents,

•	our failure to maintain effective control over financial reporting; and

•	other factors and uncertainties inherent in the funeral and cemetery industry.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Reports on Form 10-Q, and other public filings and press releases, available at www.carriageservices.com.

Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.